UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2019

ACCEL ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38136	98-1350261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Tower Drive

Burr Ridge, Illinois 60527

(Address of principal executive offices, including zip code)

(630) 972-2235

(Registrant’s telephone number, including area code)

TPG Pace Holdings, Corp.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A-1 common stock, par value $0.0001 per share	ACEL	New York Stock Exchange
Warrants, each whole Warrant exercisable for one share of Class A-1 common stock at an exercise price of $11.50 per share	ACEL-WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On November 20, 2019 (the “Closing Date”), Accel Entertainment, Inc. (f/k/a TPG Pace Holdings Corp.), a Delaware corporation (“New Pace”), consummated the previously announced business combination pursuant to that certain Transaction Agreement, dated as of June 13, 2019 (as amended on July 22, 2019 and October 3, 2019 and as it may further be amended from time to time, the “Transaction Agreement”), by and among New Pace, each of the shareholders of Accel Entertainment, Inc., an Illinois corporation (“Accel”) named as Sellers therein (each a “Seller” and collectively, including those Accel shareholders joined to the Transaction Agreement pursuant to that certain Drag-Along Agreement, dated as of June 13, 2019, by and among New Pace and each of the Sellers who had duly executed and delivered a signature page to the Transaction Agreement as of June 13, 2019, the “Sellers”) and David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein) (each of David W. Ruttenberg and John S. Bakalar in their capacity as a “Shareholder Representative” and collectively, the “Shareholder Representatives”). Pursuant to the Transaction Agreement and in connection therewith, New Pace acquired, directly or indirectly, all of the issued and outstanding shares of common stock and preferred stock of Accel (the “Accel Stock”) held by the Sellers (the “Stock Purchase”); and, following the closing of the Stock Purchase, Accel merged with and into New Pace LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of New Pace (“NewCo”), with NewCo surviving such merger (the “Merger” and, together with the other transactions contemplated by the Transaction Agreement, the “Business Combination”).

In connection with the closing of the Business Combination (the “Closing”), TPG Pace Holdings Corp. changed its name to Accel Entertainment, Inc. Unless the context otherwise provides, “Pace” refers to the registrant prior to the Closing, and “we,” “us,” “our,” “Accel,” “New Pace” and the “Company” refer to the registrant and, where appropriate its subsidiaries following the Closing.

Item 1.01. Entry into a Material Definitive Agreement.

Long Term Incentive Plan

On the Closing Date, the Accel Entertainment, Inc. Long Term Incentive Plan (the “LTIP”) became effective. The LTIP was approved by Pace’s stockholders at the special meeting held on November 15, 2019 to approve the Business Combination (the “Special Meeting”). The purpose of the LTIP is to enhance New Pace and its affiliates’ ability to attract, retain and motivate persons who make important contributions to New Pace and its affiliates by providing those individuals with equity ownership opportunities. The LTIP provides for grants of a variety of awards, including, but not limited to: incentive stock options qualified as such under U.S. federal income tax laws, stock options that do not qualify as incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, cash incentive awards, and other stock-based awards. Officers or employees of New Pace or any of its affiliates or any other person who provides services to New Pace or any of its affiliates, including directors of New Pace, will be eligible for grants under the LTIP. New Pace has reserved a total of 6,000,000 shares of Class A-1 common stock, par value $0.0001 per share, of New Pace (“Class A-1 Shares”) for issuance pursuant to the LTIP, subject to certain adjustments set forth therein.

The foregoing description of the LTIP does not purport to be complete and is qualified in its entirety by the terms and conditions of the LTIP, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Restricted Stock Agreement

On the Closing Date, in connection with the closing of the Stock Purchase, New Pace, TPG Pace II Sponsor Successor, LLC, a Delaware limited liability company, TPG Pace Governance, LLC, a Cayman Islands limited liability company (“Pace Governance”), and Peterson Capital Partners, L.P. (collectively, the “Pace Sponsor Members”) and the certain other persons, including certain Sellers (the “Restricted Stockholders”) that will receive shares of Class A-2 common stock, par value $0.0001 per share, of New Pace (“Class A-2 Shares,” and together with the Class A-1 Shares, the “New Pace Shares”) entered into that certain Restricted Stock Agreement (the “Restricted Stock Agreement”), which sets forth the terms upon which the Class A-2 Shares will be exchanged for an equal number of validly issued, fully paid and non-assessable Class A-1 Shares. The exchange of Class A-2 Shares for Class A-1 Shares will be subject to the terms and conditions set forth in the Restricted Stock Agreement, with such exchanges occurring in three separate tranches upon the satisfaction of the following triggers:

•

Tranche I, equal to 1,666,666 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the EBITDA for the last twelve months (“LTM EBITDA”) of Surviving Newco (as successor to Accel) (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2021, March 31, 2022 or June 30, 2022 equals or exceeds $132 million or (ii) the closing sale price of Class A-1 Shares on the New York Stock Exchange (“NYSE”) equals or exceeds $12.00 for at least twenty trading days in any consecutive thirty trading day period;

•

Tranche II, equal to 1,666,667 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the LTM EBITDA of Surviving Newco (as successor to Accel) (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2022, March 31, 2023 or June 30, 2023 equals or exceeds $152 million or (ii) the closing sale price of Class A-1 Shares on the NYSE equals or exceeds $14.00 for at least twenty trading days in any consecutive thirty trading day period; and

•

Tranche III, equal to 1,666,667 Class A-2 Shares, will be exchanged for Class A-1 Shares if either (i) the LTM EBITDA of Surviving Newco (as successor to Accel) (as determined pursuant to the Restricted Stock Agreement) as of December 31, 2023, March 31, 2024 or June 30, 2024 equals or exceeds $172 million or (ii) the closing sale price of Class A-1 Shares on the NYSE equals or exceeds $16.00 for at least twenty trading days in any consecutive thirty trading day period.

The LTM EBITDA thresholds will be reasonably adjusted by the independent directors of the board of New Pace (the “Board”) from time to time to take into account the anticipated effect of any acquisitions or dispositions that exceed certain thresholds and are otherwise materially different from certain forecasts.

Notwithstanding the foregoing, Class A-2 Shares, if not previously exchanged for Class A-1 Shares pursuant to the triggers described above, will be exchanged for an equal number of Class A-1 Shares immediately prior to the consummation of a transaction or series of related transactions that would result in a third party or group (as defined in or under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becoming the beneficial owner of, directly or indirectly, more than fifty percent of the total voting power of the equity securities of New Pace, or more than fifty percent of the consolidated net revenues, net income or total assets (including equity securities of its subsidiaries) of New Pace, provided that the satisfaction of the conditions set forth in the aforementioned triggers cannot be determined at such time.

The Restricted Stock Agreement further provides that holders of Class A-2 Shares are not required to exchange such shares for Class A-1 Shares if, (x) prior to giving effect to exchanges pursuant to the triggers described above, such holder beneficially owns less than 4.99% of the issued and outstanding Class A-1 Shares, and (y) after giving effect to the exchanges pursuant to the triggers described above, such holder would beneficially own in excess of 4.99% of the issued and outstanding Class A-1 Shares. However, notwithstanding the limitation described in the previous sentence, if and when a holder of Class A-2 Shares has obtained all required gaming approvals from the applicable gaming authorities permitting such holder to beneficially own Class A-1 Shares in excess of 4.99%, then the Class A-2 Shares held by such holder which are subject to exchange shall immediately be exchanged for Class A-1 Shares without regard to the limitation.

The Class A-2 Shares may not be transferred, other than to certain permitted transferees as set forth in the Restricted Stock Agreement, and the rights and obligations under the Restricted Stock Agreement may not be assigned to any person or entity, other than to certain permitted transferees as set forth in the Restricted Stock Agreement.

The foregoing description of the Restricted Stock Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Restricted Stock Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

New Pace Warrant Agreement

On the Closing Date, and in connection with the closing of the Stock Purchase, New Pace and the Sellers that have received New Pace Warrants (as defined below) entered into that certain New Pace Warrant Agreement, pursuant to which New Pace has issued to each such Seller their respective pro rata share of 2,444,444 newly issued warrants of New Pace, each of which entitles the holder to purchase one Class A-1 Share at an exercise price of $11.50 per Class A-1 Share in accordance with its terms (the “New Pace Warrants”), with such pro rata share to be determined with reference to a number of shares equal to 70% of such Seller’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the Seller has elected to receive cash in exchange for such shares of Accel Stock. Each New Pace Warrant entitles the holder to purchase one Class A-1 Share at an exercise price of $11.50 per share, subject to adjustments substantially similar to those applicable to the other outstanding warrants of New Pace, at any time 30 days after the consummation of the Business Combination.

The foregoing description of the New Pace Warrant Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the New Pace Warrant Agreement, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Registration Rights Agreement

On the Closing Date, in connection with the closing of the Stock Purchase, New Pace, the Pace Sponsor Members and certain other persons, including certain members of management of Accel, certain Accel shareholders, the independent directors of Pace and each other person who has executed and delivered a joinder to the Registration Rights Agreement (as defined below), including any person who (1) will be a stockholder of New Pace immediately following the Business Combination, (2) either (A) has made a written request to New Pace to enter into the Registration Rights Agreement or (B) was, immediately following the Business Combination, subject to Section (b)(2) of Rule 144 of the Securities Act with respect to such person’s Class A-1 Shares following the Business Combination and (3) elected to enter into a Registration Rights Agreement (such parties other than New Pace, together with each other person who has executed and delivered a joinder to the Registration Rights Agreement, the “Registration Rights Holders”), have entered into a certain Registration Rights Agreement (the “Registration Rights Agreement”). The Registration Rights Holders will be entitled to registration rights under the Registration Rights Agreement in respect of the New Pace Shares held by or issuable upon the exercise of New Pace Warrants held by such Registration Rights Holders. Pursuant to the Registration Rights Agreement, at any time, and from time to time, after the consummation of the Business Combination and subject to the lock-up restrictions set forth therein, certain of the Registration Rights Holders, set forth therein, may demand that New Pace register for resale some or all of their Pace Shares for so long as they continue to meet certain ownership thresholds.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Indemnity Agreements

On the Closing Date, New Pace entered into indemnity agreements with Messrs. Andrew Rubenstein, Brian Carroll, Gordon Rubenstein, David W. Ruttenberg, Kenneth B. Rotman and Karl Peterson and Mses. Eden Godsoe and Kathleen Philips, each of whom is a director and/or officer of New Pace following the Business Combination. Each indemnity agreement provides that, subject to limited exceptions, and among other things, New Pace will indemnify the director or officer to the fullest extent not prohibited by the provisions of the Company’s bylaws and the DGCL for claims arising in his or her capacity as our director or officer.

The foregoing description of the indemnity agreements is a summary only and is qualified in its entirety by reference to the form of indemnity agreement, a copy of which is attached as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On the Closing Date, the Registration Rights Holders entered into the Registration Rights Agreement with respect to the New Pace Shares held by or issuable upon the exercise of New Pace Warrants held by such Registration Rights Holders. Upon effectiveness thereof, the initial registration rights agreement, dated as of June 27, 2017, by and among TPG Pace Sponsor II, LLC, a Cayman Islands exempted company, and Chad Leat, Kathleen Philips, Robert Suss, Paul Walsh and Kneeland Youngblood was terminated.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference. On November 15, 2019, the Business Combination was approved by the stockholders of New Pace at the Special Meeting. The Business Combination was consummated on November 20, 2019.

Consideration to New Pace’s Stockholders and Warrant Holders in the Business Combination

In connection with the Business Combination, holders of 22,939,736 shares of Class A ordinary shares, par value $0.0001 per share, of Pace (the “Public Shares”) and Class F Ordinary Shares, par value $0.0001 per share, of Pace (the “Founder Shares,” and together with the Public Shares, the “Pace Shares”) exercised their right to redeem those shares for cash at a price of $10.30 per share, for an aggregate of approximately $236 million, which was paid to such holders on the Closing Date.

In connection with the Business Combination and immediately prior to the Stock Purchase, at the effective time of the deregistration of Pace as an exempted company in the Cayman Islands and continuing and domestications as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), (i) each Public Share was converted into the right to receive one Class A-1 Share, (ii) each Founder Share was converted into the right to receive one Class F Share, and (iii) each Private Placement Warrant and Public Warrant, in each case, entitled the holder to acquire a corresponding number of Class A-1 Shares on the same terms as in effect immediately prior to the effective time of the Domestication.

Consideration Payable to Accel Stockholders in the Business Combination

The consideration paid to holders of Accel Stock in connection with the Business Combination and subject to the terms and conditions of the Transaction Agreement, consisted of a mix of consideration composed of cash consideration equal to the number of shares of Accel Stock for which such holder of Accel Stock made a cash election multiplied by $177 per share (the “Purchase Price”) and share consideration composed of a number of Class A-1 Shares equal to the number of shares of Accel Stock for which such holder of Accel Stock did not make a cash election multiplied by an exchange ratio calculated by dividing the Purchase Price by the Parent Ordinary Share Value (the Parent Ordinary Share Value was approximately $10.30 per share as of November 19, 2019). In addition, each holder of Accel Stock that made a cash election with respect to less than 70% of its shares of Accel Stock received its pro rata share, with such pro rata share to be determined with reference to a number of shares equal to 70% of such holder’s shares of Accel Stock less the number of shares of Accel Stock in respect of which the such holder made a cash election, of 2,444,444 New Pace Warrants, subject to the conditions set forth in the New Pace Warrant Agreement and 3,000,000 Class A-2 Shares, subject to the conditions set forth in the Restricted Stock Agreement.

The material terms and conditions of the Transaction Agreement are described in the section entitled “The Transaction Agreement and Related Agreements” beginning on page 158 of the Definitive Proxy Statement/Prospectus (“Proxy Statement/Prospectus”) filed with the SEC on October 30, 2019, which are incorporated herein by reference.

New Pace Securities Outstanding Following the Business Combination

Immediately after the Business Combination, there were 76,637,470 Class A-1 Shares, 4,999,999 Class A-2 Shares, 22,333,326 warrants to purchase Class A-1 Share issued and outstanding. Upon the closing, New Pace’s Class A-1 Shares and New Pace’s publicly-traded warrants (the “New Pace Public Warrants”) began trading on the New York Stock Exchange.

FORM 10 INFORMATION

Cautionary Statement Regarding Forward-Looking Information

Some of the information contained in this Current Report on Form 8-K, or incorporated herein by reference, contains forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When contained in this Current Report on Form 8-K, and incorporated herein by reference, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside New Pace’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and New Pace does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, New Pace’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the inability to maintain the listing of the post-combination company’s Class A-1 Shares and New Pace Public Warrants on the New York Stock Exchange following the Business Combination;

•	the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the inability to profitably expand into new markets;

•

the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated in the Proxy Statement/Prospectus, including those set forth under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

Business of Accel and Certain Information About Accel

The information set forth in the sections entitled “Business of Pace and Certain Information About Pace” and “Business of Accel and Certain Information about Accel” beginning on page 204 and 228, respectively, of the Proxy Statement/Prospectus is incorporated herein by reference. To the extent of any inconsistency between the discussion below and that incorporated by reference, the discussion below shall be deemed to supersede, and if applicable replace, such incorporated information.

Overview

Accel is a leading distributed gaming operator in the United States on an Adjusted EBITDA basis, and a preferred partner for local business owners in the Illinois market. Accel’s business consists of the installation, maintenance and operation of VGTs, redemption devices that disburse winnings and contain ATM functionality, and other amusement devices in authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores, which are referred to collectively as “licensed establishments.” Accel also operates a small number of stand-alone ATMs in gaming and non-gaming locations. Accel has been licensed by the IGB since 2012 and holds a conditional license from the PA Board. As of September 30, 2019, Accel’s VGT operations comprised 10,346 VGTs in 2,290 licensed establishments, representing compounded annual growth rates (“CAGR”) of 31% and 28%, respectively since December 31, 2016. Accel’s total revenue increased from $173 million for the fiscal year ended December 31, 2016 to $332 million for the fiscal year ended December 31, 2018, representing a CAGR in revenue of 38% over such period. Accel’s net income increased from $4.9 million for the fiscal year ended December 31, 2016 to $10.8 million for fiscal year ended December 31, 2018, a CAGR of 48% over such period. Accel’s Adjusted EBITDA increased from $33.3 million to $63.8 million over the same period, representing a 38% CAGR, and its Adjusted Net Income increased from $9.0 million to $23.1 million, representing a 61% CAGR, each over the same period. Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures and should not be used as substitutes for net income. For a reconciliation of Adjusted EBITDA and Adjusted Net Income to net income and a further discussion of such measures see the section entitled “Selected Historical Financial Data of Accel and Non-GAAP Financial Measures” beginning on page 182 of the Proxy Statement/Prospectus.

Source: Scientific Games’ terminal operator portal.

Accel’s gaming-as-a-service platform provides local businesses with turnkey, capital efficient gaming solutions. By owning all of its VGT equipment and managing the entire operating process on behalf of its licensed establishment partners, Accel offers its licensed establishment partners VGT solutions that appeal to players who patronize those businesses. Accel devotes significant resources to licensed establishment partner retention, and seeks to provide prompt, personalized customer service and support, which it believes is unparalleled among other distributed gaming operators. Dedicated relationship managers assist licensed establishment partners with regulatory applications and compliance onboarding, train licensed establishment partners on how to engage with players and potential players, monitor individual gaming areas for compliance, cleanliness and comfort and recommend potential changes to improve both player gaming experience and overall revenue for each licensed establishment. Accel also provides weekly gaming revenue reports to its licensed establishment partners and analyzes and compares gaming results within individual licensed establishment partners. This information is used to recommend an optimal selection of games, layouts and other ideas to generate foot traffic for Accel’s licensed establishment partners with the goal of generating increased gaming revenue. Further, Accel’s in-house collections and security personnel provide highly secure cash transportation and vault management services. Accel’s best-in-class technicians ensure minimal downtime through proactive service and routine maintenance.

In addition to its VGT business, Accel also installs, operates and services redemption devices that have ATM functionality, stand-alone ATMs and amusement devices, including jukeboxes, dartboards, pool tables, pinball machines and other related entertainment equipment. These operations provide a complementary source of lead generation for Accel’s VGT business by offering a “one-stop” source of additional equipment for its licensed establishment partners. For the nine months ended September 30, 2019, amusement revenue from amusement devices and ATM fees and other revenue collectively comprised 3% of total revenue.

Accel believes that its gaming-as-a-service offerings and customer service record have translated into high customer retention rates and strong market share. As of September 30, 2019, Accel’s exclusive contracts with its licensed establishment partners have remaining terms averaging approximately 7.0 years. Excluding the acquisition of Grand River Jackpot on September 16, 2019, Accel’s exclusive contracts with its licensed establishment partners have remaining terms averaging approximately 7.4 years. Under IGB regulations enacted in February 2018, the current maximum contract term (initial or renewal) is eight years. In addition, Accel’s voluntary contract renewal rate for the three-year period ended December 31, 2018 was over 99%. Accel believes its efforts and capabilities in creating a superior gaming experience for its licensed establishment partners’ clientele allows it to generate strong same-store sales, which in turn enables it to increase its VGT segment share in the areas where it operates. As of September 30, 2019, Accel has achieved a 31% share in the VGT segment in its core video gaming market of Illinois, as measured by number of establishments. Accel seeks to consistently build and maintain a pipeline of agreements with licensed establishment partners that provide significant visibility with respect to near term revenue growth.

Source: Accel VGTs based on Scientific Games International’s terminal operator portal versus total Illinois VGTs based on monthly video gaming reports from the IGB.

With its economies of scale, best-in-class service, leading market position and strong references from licensed establishment partners, Accel is a partner of choice for both new licensed establishments and other distributed gaming operators considering a strategic sale of their businesses. As of September 30, 2019, Accel has added over 1,128 new licensed establishments to its portfolio since 2016. Since becoming a licensed terminal operator in 2012, Accel has acquired nine distributed gaming operators, adding more than 890 licensed establishment partners to its portfolio of 2,290 licensed establishment partners as of September 30, 2019. Pursuant to an agreement to purchase up to $30 million in convertible promissory notes from another terminal operator, Accel purchased a $25,000,000 note that is subordinated to the terminal operator’s credit facility on October 11, 2019, which purchase follows an initial $5,000,000 note purchase on July 19, 2019.

Accel has a history of successfully integrating acquired licensed establishment partners into its business through best-in-class operation and execution capabilities. For example, the hold-per-day of these licensed establishment partners increased by approximately 22% on a weighted-average basis compared with the pre-acquisition hold-per-day, as measured from the last twelve months prior to acquisition to the last twelve months ended September 30, 2019. Accel calculates hold-per-day by dividing the difference between cash deposited in all VGTs and tickets issued to players by the average number of VGTs in operation during the period being measured, and then further dividing such quotient by the number of days in such period. Accel’s proven ability to source proprietary acquisition opportunities at attractive prices and subsequently improve acquired licensed establishment partner economics through operating efficiencies provides a path for continued growth in Illinois and expansion into other markets where distributed gaming is currently legal such as Louisiana, Montana, Nevada, Oregon, Pennsylvania, South Dakota and West Virginia.

Accel’s Value Proposition

Accel believes that its services provide many advantages to its licensed establishment partners, who benefit from improved visibility and appeal of their businesses, higher in-store foot traffic, increased operating margins and alternate stable sources of income. Players of Accel’s games appreciate the flexible and localized footprint that provides access to gaming and other entertainment without having to travel to a casino. In addition, Accel’s operations provide meaningful tax revenue and valuable employment opportunities to the communities in which Accel operates.

Accel’s Industry

Accel operates within the U.S. distributed gaming industry, which consists of the installation and service of slot machines at non-casino licensed establishments. Generally, a VGT or slot machine is any electronic video game machine that, upon insertion of cash, electronic cards or vouchers, or any combination thereof, is available to play or simulate the play of a video game, including but not limited to video poker and slots, and utilizes a video display and microprocessors in which players may receive free games or credits that can be redeemed for cash. Currently, all VGTs operated by Accel only accept cash. Distributed gaming is currently legal in Illinois, Louisiana, Montana, Nevada, Oregon, Pennsylvania, South Dakota and West Virginia. Other states such as Georgia have a similar but separately regulated coin-operated amusement machine market. Accel believes that the distributed gaming industry is supported by generally favorable trends, including an increasing number of states approving, or contemplating approving, gaming to increase tax revenues, broader acceptance in the U.S. of gaming generally, including online and digital gaming, an aging population that appreciates the convenience of gaming entertainment close to home, expected resilience through economic downturns and attractive revenue and return on invested capital profiles when compared to traditional gaming venues, such as casinos. Accel believes that, as an increasing number of jurisdictions have legalized distributed gaming, the industry has witnessed both a growing player base and increased variety of higher quality game profiles available through VGTs.

Source: Accel data based on Scientific Games International’s terminal operator portal and all other terminal operators data based on monthly video gaming reports from the IGB.

Accel’s operations are based primarily in Illinois. Accel has been licensed as a terminal operator in Illinois under Illinois Gaming Act since 2012. Accel was one of the first VGT operators licensed in Illinois. The Illinois distributed gaming industry has grown significantly since 2012, with 7,127 licensed establishments operating a total of 32,847 VGTs as of September 30, 2019, according to Scientific Games International’s terminal operator portal and the Video Gaming Revenue Reports published by the IGB. According to the IGB, approximately 1,091 out of approximately 1,497 municipalities in Illinois currently permit the operation of VGTs. VGTs in Illinois can be played in licensed bars, restaurants, gaming cafes, truck stops, fraternal organizations, veterans’ organizations, and other retail establishments, including some convenience stores, in areas accessible only to players who are 21 years of age or older. Gaming revenue in Illinois from VGTs generates significant tax revenue, amounting to approximately $450 million in fiscal year 2018, according to IGB Video Gaming Report showing Statewide Allocation Summary from January 2018 to December 2018. The Illinois state legislature has recently increased applicable marginal tax rates on gaming from 30% to 33% effective July 1, 2019 and from 33% to 34% effective July 1, 2020. While the increase in gaming tax rates could negatively impact the distributed gaming industry, Accel believes other recent legislative changes, such as an increase in the number of permitted VGTs at a given location, an increase in maximum wager limits and maximum win payouts are expected to drive overall video gaming demand upward.

The IGB generally oversees gambling and video gaming operations in the state of Illinois. The IGB is authorized to issue licenses to distributed gaming operators and has broad disciplinary authority over Illinois’s distributed gaming industry which includes the power to fine operators and licensed establishments for non-compliance with IGB regulations. As enforcement efforts and incidents of discipline among licensees increase, fine amounts for noncompliance have also increased. While the IGB has licensed a significant number of new video gaming establishments in recent years, it has also experienced an increase in its application backlog. In addition, Illinois’ governor is empowered to appoint board members to the IGB and select its administrator for the IGB to ultimately approve. Not only do new appointments have the potential to change the composition of the IGB, they can impact current rules, regulations, policies and agendas of the IGB, which may result in increased enforcement measures or further delays in licensing new establishments. The IGB dictates the maximum bet, maximum win, and approves payout percentages for games played on VGTs which are required by regulation to exceed 80%. Generally, suppliers have designed VGTs to include between 6 and 49 games. Currently, payout percentages for VGTs across Illinois average approximately 92%, according to the Video Gaming Revenue Reports published by the IGB. Accel’s payouts range from 88% to 94%, with an average of 92%. Additionally, newly-passed Illinois legislation has increased the maximum number of VGTs that may be operated at a given licensed establishment from five to six, with certain qualifying truck stop licensed establishments allowed to operate up to ten VGTs. This newly-passed legislation has also increased the maximum wager that may be placed on a VGT from $2.00 to $4.00 and the maximum win from a single play from $500 to $1,199. All VGTs are monitored and controlled by the IGB through a central communications system. The IGB has recently established minimum standards that licensed establishment partner contracts must meet, including limiting the length of contracts entered into after February 2, 2018 to a maximum of eight years with no automatic renewals.

Accel has made substantial investments in regulatory training and compliance for its staff and licensed establishment partners. Accel has designed and implemented systems and controls that facilitate compliance with applicable regulatory requirements in Illinois and is working on implementing similar systems and controls for the anticipated start of live gaming in Pennsylvania.

As of May 15, 2019, Accel holds a conditional license as a Terminal Operator in Pennsylvania under the Pennsylvania Race Horse Development and Gaming Act, although Accel has not yet commenced any gaming operations in Pennsylvania. In November 2017, Pennsylvania’s Governor signed the Pennsylvania Gaming Act. The law authorized, among other forms of gaming, VGT gaming at qualified truck stops. Accel believes that Pennsylvania is a natural choice for its expansion outside of Illinois when compared to other states due to gaming industry similarities with Illinois, including similar regulatory requirements, similar VGT suppliers and truck stops as a type of licensed establishment partner in both jurisdictions. Accel believes the current total addressable market in Pennsylvania consists of approximately 105 truck stop establishments although municipalities are able to individually opt out from authorizing distributed gaming. These establishments consist of corporate truck stops and individual and corporate convenience stores that meet current regulatory requirements for VGT installation. As of November 8, 2019, 85 truck stops have applied for licensure with the PA Board. Of those 85 applicants, 27 have been issued a conditional license, which permits the grantee to operate until a final license is issued, 21 have been issued final licenses, eight have surrendered their conditional licenses, six have requested to withdraw their license applications and one has been denied. As of November 8, 2019, 15 terminal operators had applied for licensure with the PA Board. Of those 15, 14 have been either issued a conditional license, including Accel, or a final license, with one application still pending with the PA Board. Accel is in discussions with potential partners who have not yet applied for licensure.

In addition, Accel’s marketing and sales efforts are subject to the rules and regulations of the regulatory gaming bodies and municipal laws and regulations in the jurisdictions where it does business, including rules promulgated by the IGB, the PA Board and local municipalities in Illinois. These rules generally require sales agent registration, include prohibitions related to inducements and restrict certain advertising and promotional activities.

Accel may also enter states other than Pennsylvania that currently permit or may consider permitting VGTs. Indiana, Missouri and Mississippi have proposed legislation permitting VGTs or other forms of gaming in the past, and VGTs are currently legal in Louisiana, Montana, Nevada, Oregon, South Dakota and West Virginia. Other states, counties or municipalities facing tax revenue shortfalls or other fiscal pressure may adopt similar measures. Georgia’s coin-operated amusement machine market may offer another possible expansion market.

Accel’s Core Strengths

Accel believes that the following competitive strengths contribute to its industry leading position:

•	Gaming-as-a-service platform . When compared with traditional gaming businesses such as casinos, Accel believes its platform benefits from the following advantages:

•	a “business-to-business” model secured by long-term, exclusive customer contracts that are typically renewed, allowing for predictable, highly recurring revenue streams with low churn;

•	operating a scalable business in fast-growing gaming segments that are primarily served by fragmented, sub-scale providers;

•	data reporting solutions and analytics, offering insight and advice to help licensed establishment partners maximize revenues and ultimately grow their businesses;

•	state-of-the-art technology-enabled slot machines from leading manufacturers who provide the most captivating titles in slots entertainment;

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comparatively low capital expenses and a comparatively asset-light operating model, in each case, when compared to casinos, which typically provide significantly higher capital intensive offerings such as hotel accommodations, restaurants and stage-based entertainment;

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highly localized footprint that provides more access to gaming and convenience for consumers, as compared to regional casinos that market to players who may live up to several hours away and are thus prone to disruption of their feeder markets; and

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strong marketing, legal, compliance, cash management, financial and technical support systems, all of which remain in-house to boost efficiency and enhance the ability to serve as a premier gaming-as-a-service provider.

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Strong relationships with licensed establishment partners. Accel has prioritized establishing strong, lasting relationships with its licensed establishment partners since its inception. Accel dedicates a relationship manager to each of its licensed establishment partners, who, with support from other personnel, oversees every aspect of customer relationship management and retention. Accel prides itself on providing prompt, reliable customer service and education, all of which helps to increase referral marketing by its partners. Accel’s relationship managers’ efforts to provide value-additive services to their licensed establishment partners result in consistent pre-renewals long before contracts expire and are a key element of its competitive differentiation.

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Proven track record in executing and integrating acquisitions. Accel continuously evaluates strategic acquisition opportunities. Accel has a successful track record of identifying, acquiring and integrating competitive operators at favorable terms. Since becoming a licensed terminal operator in 2012, Accel has acquired nine operator companies, adding more than 890 licensed establishments to its portfolio of 2,290 licensed establishment partners as of September 30, 2019. Accel believes that its industry reputation, scale, proven track record of driving revenue synergies, and public acquisition currency enhances its ability to acquire other operators or licensed establishments on favorable terms and makes Accel a preferred partner of choice.

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Diversified revenue base with limited churn. Accel believes that gaming regulations in Illinois facilitate a low revenue concentration per licensed establishment partner, and that its low-limit slots are more resilient to economic downturn as consumers typically continue to engage in locally convenient, lower cost forms of entertainment in such circumstances. Accel’s best-performing licensed establishments accounted for approximately $1.4 million, or less than 1% of gross revenue for the nine months ended September 30, 2019, its top 20 licensed establishments represented only 5% of gross revenue for the nine months ended September 30, 2019 and Accel’s licensed establishment partners each contributed an average of approximately $165,000 of gross revenue for the nine months ended September 30, 2019. Accel’s voluntary contract renewal rate was over 99% for the three years ended December 31, 2018. While Accel experiences minor business disruptions each year due to business failures or natural disasters affecting licensed establishment partners, many of these sites reopen in subsequent years under new owners, and Accel believes it is best-positioned to reengage with those establishments as new licensed establishment partners because of its reputation and leading market position. Accel’s VGTs are geographically diversified across the state of Illinois, limiting systemic risk due to local weather patterns or regional economic downturns. Accel’s plans to expand into other states may further help to diversify its portfolio

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Deep industry and vendor relationships. Accel’s leading market position has led to strong relationships within its industry and with equipment suppliers. Accel has successfully integrated multiple other operators, adding more than 890 licensed establishments to its portfolio of 2,290 licensed establishment partners as of September 30, 2019 and believes this successful roll-up strategy positions it well with potential additional local operators who could benefit from Accel’s gaming-as-a-service platform. In addition, Accel’s industry leadership permits it to seek and obtain favorable pricing and supply of key gaming machines. Due to its ability to procure machines and parts easily, Accel is able to rotate machines quickly in response to partner demand and to where they are most needed across its operating footprint. This results in longer, more effective usage and greater lifetimes for Accel’s machines.

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Management team. Accel’s management team has deep experience and industry knowledge, with an average of 12 years of gaming industry experience. Accel’s President, Chief Executive Officer and co-founder, Andy Rubenstein, has led the Company since its inception in 2009, and its general counsel, Derek Harmer, and chief financial officer, Brian Carroll, have been with Accel since 2012 and 2014, respectively. Accel believes that its industry-leading management team has a reputation for integrity and compelling customer service.

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Company culture and training. Accel believes that it is an employer of choice for talented candidates. Accel’s corporate culture is strong and Accel invests heavily in employees’ success, including devoting significant resources to training and other development programs. Currently, 14% of Accel’s employees have family members who also work for Accel, which is a testament to the strength of Accel’s culture. Accel also experiences relatively low levels of employee turnover.

Accel’s Growth Opportunities

Accel’s key growth strategies include its plans to:

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Maintain competitive advantage in Illinois and increase VGT segment share. Accel believes that there is substantial potential for further growth in Illinois. Accel has been successful in the past in signing competitors’ licensed establishments, and has identified approximately 800 such prospects for engagement after current contracts with other partners expire. In particular, Accel sees opportunities for expansion in key local markets, such as Springfield, Bloomington and Decatur, where its VGT segment share is below its share in other regions. Accel also strives to further optimize revenues for VGTs it currently operates through refined data analysis, marketing and other initiatives. Accel seeks to increase distribution possibilities through corporate partners who operate multiple licensed establishments such as chain stores. Accel believes that these corporate businesses tend to favor larger operators who have substantial compliance infrastructures in addition to leading service capabilities. While such licensed establishments have been “second movers” in choosing to adopt video gaming, partnering with reputable operators such as Accel could render deployment of VGTs more attractive. Accel’s leadership position also creates an opportunity for it to take advantage of recent legislative changes in Illinois such as an increased number of allowed VGTs per establishment, higher bet limits, higher win amounts, and larger jackpots. Additionally, Accel may realize the benefits of potential municipal ordinance changes that would permit its business to operate in new municipalities.

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Expand operations into Pennsylvania. In November 2017, Pennsylvania’s Governor signed the Pennsylvania Gaming Act. The law authorized, among other forms of gaming, VGT gaming at qualified truck stops. Accel estimates that the total potential VGT market in Pennsylvania is approximately 105 truck stops as of September 30, 2019, although municipalities are able to individually opt out from authorizing distributed gaming. Accel believes this market opportunity is attractive and has obtained a conditional terminal operator license from the PA Board. To qualify for gaming, a truck stop must meet requirements that are similar to those in Illinois. Accel has a binding agreement to install VGTs with a partner truck stop establishment in Pennsylvania that has received a conditional license from the PA Board. Accel is also in discussions with other potential partners who have not yet applied for licensure. Accel believes that Pennsylvania is a natural choice for its expansion outside of Illinois when compared to other states due to industry similarities with Illinois. See “— Accel’s Industry” for more information.

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Establish Player Rewards Program to further drive growth. As part of its gaming-as-a-service suite of offerings, Accel has considered offering a Player Rewards Program for players. The anticipated terms of the program will provide for players to accumulate points each time they use Accel’s products, and may provide points that can be redeemed for rewards. Accel believes this program will result in increased brand loyalty from licensed establishment partners by rewarding players for using Accel’s VGTs. This opt-in program is expected to allow data analysis with respect to each player, location and machine, which will in turn permit Accel to better assess performance and serve its partners. Although player rewards programs are not specifically prohibited in Illinois, applicable regulations have not been enacted, and the IGB has not approved any player rewards programs for any terminal operator. Accel has not applied to the IGB to establish any such program, but expects to apply in the event of applicable regulation changes.

•	Expand operations to other states.

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Georgia. The operation of coin-operated amusement machines in Georgia has been regulated by the Georgia Lottery Corporation since April 2013. Games are skill-based with winnings paid in points that may be redeemed for noncash merchandise, prizes, toys, gift certificates, or novelties. The most common type of establishment licensees are convenience stores, although none of the larger chain stores currently participate. Licensed establishments are limited to a maximum of nine machines, unless a municipality specifically limits licensed establishments to a maximum of six machines. In addition, any local governing authority may vote to remove coin operated amusement machines from its jurisdiction upon 60 days’ advance notice. As of September 30, 2019, Accel has not submitted an application to purchase a license or otherwise apply for a license in the state, and Accel has no binding agreements or commitments to install VGTs or other equipment in Georgia.

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Other states. Although Accel does not expect any additional relevant gaming legislation to be passed in the remainder of 2019, various states and other jurisdictions have proposed legislation permitting VGTs or other forms of gaming in the past. These include Indiana, Missouri and Mississippi. Accel may also choose to expand operations through strategic acquisitions or otherwise in other, more mature gaming jurisdictions where VGTs are currently legal, such as Louisiana, Montana, Nevada, Oregon, South Dakota and West Virginia. Accel may attempt to seek approval to operate in additional jurisdictions that authorize video gaming. Accel believes it would be a favored entrant into any such markets given its track record of success and compliance.

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Expand ancillary service offerings to licensed establishments. While distributing and servicing amusement devices such as jukeboxes, dartboards, pool tables, pinball machines and other ancillary equipment, such as redemption devices and stand-alone ATMs, is not the primary focus of its business, Accel believes that this service provides a key point for ongoing customer contact and enhances its image as a “one-stop shop” for entertainment devices. Accel has observed that licensed establishment partners appreciate these services and continue to rely on Accel to provide them. Providing these services can also serve as a point of initial contact with potential partners who may decide to avail themselves later of Accel’s primary gaming services. As a result, Accel intends to continue prioritizing the installation of these devices and equipment.

Business Model and Capabilities

Accel provides a full suite of services and capabilities to enhance its business. These include:

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Sales team that drives the initial acquisition of licensed establishment partners. Accel has a dedicated internal sales team that drives sourcing of new licensed establishment partners. Accel also uses external independent sales agents. When seeking to sign a new licensed establishment partner, Accel’s marketing team employs a data-driven sales process to identify and nurture leads using a variety of digital and traditional strategies to drive organic VGT partnerships and preference. Accel’s marketing team uses email, social media, blogs, search engine optimization, paid search and display advertising to create a robust pipeline of leads. Sales teams are incentivized based on a competitive commission-based structure, which has driven performance. Accel believes that it can continue to attract talented sales employees.

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Dedicated on-boarding process that works with new licensed establishments to provide quick access to VGTs and other equipment. Accel engages with licensed establishment partners through every step of the VGT installation process. This process begins with providing assistance with preparation and submission of a license application to the applicable gaming regulatory board, and educating each customer on legal and regulatory topics to minimize compliance issues. Accel assists in the design and construction of gaming areas in licensed establishments, including advising with respect to Illinois Video Gaming Act requirements that restrict access to persons under 21 years of age. Accel then delivers VGTs to the licensed establishment partner after receipt of the proper state and municipal licenses, which typically takes between two and six months from submission to receipt of approval to operate VGTs.

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Relationship management team that offers value to licensed establishment partners. Each of Accel’s licensed establishment partners has a dedicated relationship manager who works with the licensed establishment partner in maximizing revenue, based upon the licensed establishment’s unique characteristics. Services provided include compliance support to assist the licensed establishment partner with understanding gaming regulations, optimizing services that analyze video gaming data against established benchmarks to assess and improve performance, offering marketing advice ranging from traditional advertising and signage to social media advice, providing industry tracking and reporting measured against Accel’s industry data, and delivering ongoing training for licensed establishment partner staff.

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Digital and data analytics team that helps licensed establishment partners capture gaming revenue. Accel’s digital and data analytics team studies the VGT market and licensed establishment partner performance to provide insight and advice to maximize gaming revenue. The team actively monitors machine optimization, service analytics, video game popularity analytics, marketing and player behavior to identify new opportunities and provide insights to maximize gaming revenues. Typical suggestions might involve adding new games, switching machines, adding machines or changing machine location within a licensed establishment. The digital and data analytics team also seeks to improve the quality of customer service and satisfaction by monitoring service calls to identify trends and solutions with the goal of optimizing response time to decrease periods of machine inoperability.

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Dedicated legal and compliance function that assists licensed establishment partners to remain in regulatory compliance. Accel’s legal and compliance team provides support and resources related to licensed establishment regulatory compliance, which includes sending compliance reminders and industry updates to licensed establishment partners on a regular basis. It does not dispense legal advice to licensed establishment partners but may recommend that licensed establishment partners obtain legal counsel in certain instances. In addition, the legal and compliance team participates in lobbying measures, which includes working with gaming regulators and trade associations to encourage legislation and regulation which may be favorable to the distributed gaming industry. Accel also regularly works with regulators in other states as they explore the legalization of VGTs.

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Strong relationships with equipment manufacturers to provide top-flight machines and software that help attract players. Accel partners and has entered into purchase agreements with many industry-leading manufacturers of VGTs. Accel benefits from favorable pricing and other terms with respect to its supplier partners. Accel believes that by providing world-class premium equipment, it can assist licensed establishment partners in securing competitive advantages. By using high-quality equipment, Accel aims to limit downtime and help maximize revenue and player retention.

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Cash collection and analytics. Accel offers cash collection and analytics services at multiple strategic locations across Illinois to help ensure secure, fast and accurate collection of revenue for licensed establishment partners. Additionally, Accel’s data team provides information to its treasury department enabling it to deliver efficient, secure, and optimized collection services. These cash collection locations function as a key point of customer contact, and Accel believes that this service differentiates it from most of its competitors.

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Marketing services that aid in player awareness and gameplay. In addition to its B2B focus, Accel’s marketing team uses a variety of player marketing strategies to drive player preference, loyalty, and increase play at Accel locations. Player marketing initiatives include a dedicated player website, AEPlayer.com, a statewide player sweepstakes including a tablet based in-location entry option as well as a mobile app, player email and text messaging communications, indoor and outdoor signage, cooperative location advertising and other media to increase awareness and encourage gameplay. Accel believes that these initiatives increase Accel’s branding at each location. Accel believes that it has the most extensive and accomplished marketing team in the Illinois VGT segment.

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Best-in-class technicians who assist licensed establishment partners in the event of any mechanical or software issues with the devices Accel provides. Accel leverages technology and data-driven algorithms to enable a 24/7 call center to direct service technicians all across Illinois. These technicians serve to prevent and solve technical issues with VGTs at licensed establishment partners in a timely manner. Accel’s service tracking process begins when a licensed establishment partner identifies an issue at their licensed establishment and contacts the service center. As of September 30, 2019, more than 17% of service issues are resolved by the call center directly without the need to dispatch any technician. In the event a technician is required, 92% of customer service issues are addressed on a first-time technician dispatch, with an average response time of 50 to 60 minutes. Replacement parts for VGTs, if required, are sourced from Accel’s offices and warehouses located across the state. Accel uses system analytics across its gaming-as-a-service platform to keep track of parts used and, if necessary, order new parts for delivery to various warehouses. A similar system is being designed for anticipated live gaming operations in Pennsylvania.

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Sports betting. Accel believes it is well positioned to participate in the fast-growing sports betting segment that has recently been legalized in Illinois. While Accel expects to remain focused on video gaming in the near future and has not applied to the IGB or otherwise to engage in these activities, it may consider doing so in the future.

Licensed Establishments and VGTs

As of September 30, 2019, Accel operates 10,346 VGTs in 2,290 licensed establishments. Licensed establishments typically include bars, restaurants, gaming cafes, truck stops, fraternal organizations, veterans’ organizations, and other retail establishments.

Accel enters into long-term exclusive location and VGT use agreements with its licensed establishment partners, or master exclusive VGT use agreements with licensed establishment partners who have several licensed establishments. Under those agreements, Accel has the exclusive right to place VGTs and redemption devices in such licensed establishments. Once proper licenses are received, Accel experiences minimal delay in delivering VGTs to licensed establishment partners. As of September 30, 2019, the average remaining term on Accel’s agreements is 7.0 years. Excluding the acquisition of Grand River Jackpot on September 16, 2019, Accel’s exclusive contracts with its licensed establishment partners have remaining terms averaging approximately 7.4 years. In addition, Accel’s voluntary contract renewal rate for the three-year period ended

December 31, 2018 was over 99%. Services addressed by these agreements typically include providing hardware and related software, accounting and reporting functions as required by the Illinois Video Gaming Act and/or Pennsylvania Gaming Act, and placement of devices such as stand-alone ATMs and redemption devices.

Under IGB regulations, tax and administrative fees in Illinois are required to be split evenly between VGT operators and licensed establishments. Accordingly, Accel shares the responsibility with its licensed establishment partners of the payment of a 33% tax on gross gaming revenue, with such tax to increase to 34% beginning on July 1, 2020. In accordance with IGB regulations, Accel further splits evenly with its customers a 0.8513% administrative fee payable to Scientific Games International, the company that maintains the central communications system to which all VGTs across Illinois are connected. The remainder of gross gaming revenue, which is defined as money inserted into a VGT after subtracting credits paid to a player, is split evenly between Accel and its licensed establishment partners in accordance with Illinois state law. Accel typically remits the amount to licensed establishment partners on a weekly basis. Accel’s agreements with licensed establishment partners are typically not subject to termination rights by licensed establishment partners in the event of a sale or relocation of the licensed establishments during the term of the agreements, though termination may occur upon closure of the business or if the licensed establishment partner chooses to terminate at the end of a term.

In addition, Accel has a very limited number of revenue-share agreements with other licensed terminal operators in Illinois, which provide splitting gross gaming revenue. For the nine months ended September 30, 2019, revenue shared with other terminal operators accounted for less than 1% of gross revenue.

Suppliers

Accel offers licensed establishment partners cutting-edge software and multi-game VGTs from leading manufacturers such as Scientific Games International, WMS (owned by Scientific Games International), IGT, Bally (owned by Scientific Games International) and Novomatic. Under agreements with these manufacturers, Accel is able to provide 19 different types of VGT models and 197 different games to licensed establishment partners. Accel believes its efforts to procure VGTs from various sources better enables it to meet the needs of licensed establishment partners and players.

Accel purchases VGTs in upright and slant varieties. Games include different varieties of slots, poker, and keno games. Accel routinely meets with existing and potential manufacturers in the market to discuss performance, service trends, and feedback from licensed establishment partners and players. Accel purchases VGTs from certain suppliers under master purchase agreements and purchase orders. Under these master purchase agreements with certain suppliers, pricing is determined by purchased commitments made for delivery over defined periods. Accel generally pays its suppliers within 90 days after the date of invoice.

Accel also purchases redemption devices, amusement devices and stand-alone ATMs from reputable suppliers such as NRT, Touch Tunes, Arachnid, and Diamond.

Competition

Accel competes on the basis of the responsiveness of its services, and the popularity, content, features, quality, functionality, accuracy and reliability of its products. Accel generally does not consider pricing to be a factor in its VGT business as all revenue splits are mandated by the IGB and by law. Accel believes most establishments focus on player appeal, customer service and reputation when making their decisions to collaborate with terminal operators. In Illinois, Accel currently competes with 53 terminal operators that operate in 4,837 gaming establishments as of September 30, 2019. The top five terminal operators with which Accel principally competes are J&J Ventures Gaming, LLC, Gold Rush Amusements, Inc., Illinois Gaming Investors LLC, Gaming & Entertainment Management-Illinois LLC, and Illinois Gaming Systems, LLC. Together with Accel, they operate in more than 70% of all licensed establishments in Illinois, and the top 10 terminal operators in Illinois operate in approximately 85% of all licensed establishments. Accel currently operates VGTs and/or amusement devices in 31% of all establishments licensed to operate VGTs in Illinois.

Accel faces particularly robust competition from other forms of gaming. The distributed gaming industry is characterized by an increasingly high degree of competition among a large number of participants on both a local and national level, including casinos, internet gaming, sports betting, sweepstakes and poker machines not located in casinos, horse racetracks, including those featuring slot machines and/or table games, fantasy sports, real money iGaming, and other forms of gaming. In addition, Internet-based lotteries, sweepstakes, and fantasy sports, and internet-based or mobile-based gaming platforms, which allow their customers to wager on a wide variety of sporting events and/or play casino games from home or in non-casino settings and could divert players from using Accel’s products in its licensed establishments. Even internet wagering services that may be illegal under federal and state law but operate from overseas locations, may nevertheless sometimes be accessible to domestic gamblers and divert players from visiting licensed establishment partners to play on Accel’s VGTs.

The availability other forms of gaming could increase substantially in the future. Voters and state legislatures may seek to supplement traditional sources of tax revenue by authorizing or expanding gaming. For example, on June 2, 2019, the Illinois legislature passed a significant gaming expansion bill authorizing the addition of more casinos to the state, including a casino in Chicago, permitting slot and table games at three horse racetracks, adding slot machines to two Illinois airports, and sports betting at a variety of approved establishments throughout the state. In addition, jurisdictions are considering or have already recently legalized, implemented and expanded gaming, and there are proposals across the country that would legalize internet poker and other varieties of internet gaming in a number of states and at the federal level. Pennsylvania enacted legislation allowing regulated online poker and casino-style games within the commonwealth and legalizing sports betting in casinos. Established gaming jurisdictions could also award additional gaming licenses or permit the expansion or relocation of existing gaming operations, including VGTs. While Accel believes it is well positioned to take advantage of certain of these opportunities, expansion of gaming in other jurisdictions, both legal and illegal, could further compete with its VGTs.

In addition to competition from other forms of gaming and entertainment and the expansion thereof, Accel’s business faces significant competition from suppliers and other terminal operators, stand-alone ATMs, jukeboxes, dartboards, pool tables, pinball machines and related entertainment machines. Accel’s operations also face competition from many forms of leisure and entertainment activities, including shopping, athletic events, television and movies, concerts, and travel.

Intellectual property

Accel owns or has rights to use the trademarks, service marks or trade names that it uses or will use in conjunction with the operation of its business. In the highly competitive gaming industry, trademarks, service marks, trade names and logos are important to the success of its business.

As of September 30, 2019, Accel owned five registered trademarks and 90 registered domain names. Accel also relies on software or technologies that it licenses from third parties. These licenses may not continue to be available to Accel on commercially reasonable terms in the future and as a result, Accel may be required to obtain substitute software or technologies.

Seasonality

Accel’s results of operations can fluctuate due to seasonal trends and other factors. For example, the gross revenue per machine per day is typically lower in the summer when players will typically spend less time indoors at licensed establishment partners, and higher in cold weather between February and April, when players will typically spend more time indoors at licensed establishment partners. Holiday and vacation seasons may also cause Accel’s results to fluctuate.

Corporate Information

Accel was formed as a corporation under Illinois law on December 8, 2010. It is the sole owner of the IL Operating Subsidiary, and Accel Entertainment Gaming (PA), LLC, a Pennsylvania limited liability company formed in 2018 for the purposes of providing video gaming services in Pennsylvania. Accel’s principal facility and headquarters office building are located at 140 Tower Drive, Burr Ridge, Illinois 60527 and its telephone number is (630) 972-2235. Accel’s website address is https://www.accelentertainment.com/. The information contained on, or that can be accessed through, Accel’s website is not incorporated by reference into, and is not a part of, this filing.

Employees

As of September 30, 2019, Accel employed 690 people in Illinois. None of Accel’s employees are represented by a labor union or covered by a collective bargaining agreement. Accel believes its current staffing levels to be adequate for its needs and operations, and that relations with employees are generally good.

Facilities

Accel owns its principal facility and headquarters office building which encompasses approximately 58,000 square feet. This building houses services, support, and sales functions for the Chicagoland region. It also houses the executive management team, as well as several other business units and shared services such as compliance, human resources, information technology, security, fleet, finance/accounting, data digital, sales, service, amusements, and marketing and service units. The facility supports Accel’s 24/7 Service Solutions Call Center, as well as onsite route management and collection processing. This facility also contains Accel’s largest warehouse, from which equipment installations, preparation, programming, and repairs occur, as well as VGT quality assurance processes and general storage. In this facility there is an IGB-approved secured storage site for sensitive video gaming equipment and materials. Accel believes its facilities are adequate and suitable for its current needs.

Accel also leases and operates an additional eleven satellite offices and warehouses located throughout Illinois. Accel believes its facilities are adequate and suitable for its current needs.

Legal Proceedings

Accel has been involved in a series of related litigated matters stemming from claims that Accel wrongly contracted with 10 different licensed establishments (the “Defendant Establishments”) in 2012 in violation of the contractual rights held by J&J Ventures Gaming, LLC (“J&J”), as further described below. In addition, Accel has been named as a defendant in a lawsuit filed by a competitor regarding a current employee.

Action Gaming LLC et. al. v. Action Amusement Co., LLC, et al.

On August 21, 2012, one of Accel’s operating subsidiaries entered into certain agreements with Jason Rowell (“Rowell”), a member of Action Gaming LLC (“Action Gaming”), which was an unlicensed terminal operator that had exclusive rights to place and operate VGTs within a number of establishments, including the Defendant Establishments. Under agreements with Rowell, Accel agreed to pay him for each licensed establishment which decided to enter into exclusive location agreements with Accel. In late August and early September 2012, each of the Defendant Establishments signed separate location agreements with Accel, purporting to grant it the exclusive right to operate VGTs in those establishments. Separately, on August 24, 2012, Action Gaming sold and assigned its rights to all its location agreements to J&J, including its exclusive rights with the Defendant Establishments (the “J&J Assigned Agreements”). At the time of the assignment of such rights to J&J, the Defendant Establishments were not yet licensed by the IGB.

Action Gaming, J&J, and other parties, collectively, the Plaintiffs, filed a complaint against Accel, Rowell, and other parties in the Circuit Court of Cook County (the “Circuit Court”), on August 31, 2012, as amended on November 1, 2012, December 19, 2012, and October 3, 2013, alleging, among other things, that Accel aided and abetted Rowell in breaches of his fiduciary duties and contractual obligations with Action Gaming and tortiously interfered with Action Gaming’s contracts with Rowell and agreements assigned to J&J. The complaint seeks damages and injunctive and equitable relief. On January 24, 2018, Accel filed a motion to dismiss for lack of subject matter jurisdiction, as further described below. On May 14, 2018, the Circuit Court denied Accel’s motion to dismiss and granted a stay to the case, pending a ruling from the IGB on the validity of the J&J Assigned Agreements.

Petitions with the Illinois Gaming Board

From 2013 to 2015, the Plaintiffs filed additional claims, including J&J Ventures Gaming, LLC et al. v. Wild, Inc. (“Wild”), in various circuit courts seeking declaratory judgements with a number of establishments, including each of the Defendant Establishments, requesting declarations that, among other things, J&J held the exclusive right to operate VGTs at each of the Defendant Establishments as a result of the J&J Assigned Agreements. Accel was granted leave to intervene in all of the declaratory judgements. The circuit courts found that the J&J Assigned Agreements were valid because each of the underlying location agreements were between an unlicensed establishment and an unlicensed terminal operator, and therefore did not constitute use agreements that were otherwise precluded from assignment under the IGB’s regulations. Upon Accel’s appeal, the Illinois Appellate Court, Fifth District (the “District Court”), vacated the circuit courts’ judgements and dismissed the appeals, holding that the IGB had exclusive jurisdiction over the matter that formed the basis of the parties’ claims, and declined to consider the merits of the parties’ disputes. On September 22, 2016, and after the IGB intervened, the Supreme Court of Illinois issued a judgment in Wild, affirming the District Court’s decision vacating the circuit courts’ judgments for lack of subject matter jurisdiction and dismissing the appeals, determining that the IGB has exclusive jurisdiction to decide the validity and enforceability of VGT use agreements.

Between May 2017 and September 2017, both Accel and J&J filed petitions with the IGB seeking adjudication of the rights of the parties and the validity of the use agreements. Those petitions have been fully briefed and remain pending. There is no indication as to when the IGB will rule on the petitions. Accel does not have a present estimate regarding the potential damages, if any, that could potentially be awarded in this litigation and, accordingly, have established no reserves relating to such matters. There are also petitions pending with the IGB which could lead to Accel obtaining new locations.

Illinois Gaming Investors, LLC v. Accel, et.al.

This pending lawsuit in the Circuit Court of Cook County was filed by a competitor. The lawsuit alleges that a current employee of Accel violated his non-competition agreement, and together with Accel, wrongfully solicited prohibited licensed establishments. The complaint on its face seeks damages of $10 million. Accel has moved to dismiss a portion of the complaint and has not yet filed a responsive pleading to the remainder. Accel does not have a present estimate regarding the potential damages, if any, that could potentially be awarded in this litigation and, accordingly, have established no reserves relating to such matters. In addition to this series of related litigation, Accel is, from time-to-time, subject to litigation in the ordinary course of business, including claims regarding employee matters and claims relating to contracts, services, and strategic investments. Accel may incur significant expense defending or settling any such litigation. Additionally, adverse judgments against Accel could result in monetary damages or injunctive relief that could adversely affect its ability to conduct business. There is no guaranty that any litigation will be resolved in Accel’s favor. At this time, Accel does not believe that any such litigation would have a material impact on its business, results, financial condition or prospects.

Accel v Jason Rowell, et.al.

Accel filed a lawsuit on October 7, 2019 in the Circuit Court of Cook County against Jason Rowell and other parties related to Mr. Rowell’s breaches of his non-compete agreement with Accel. Accel alleged that Mr. Rowell and a competitor were working together to interfere with Accel’s customer relationships. That lawsuit, which seeks equitable relief and legal damages, has not yet been served. On November 7, 2019, Mr. Rowell filed a lawsuit in the Circuit Court of Cook County against Accel alleging that he had not received certain equity interests in Accel to which he was allegedly entitled under his agreement. Although Accel has not yet been served with this lawsuit, Accel intends to defend itself against the allegations. Accel does not have a present estimate regarding the potential damages, nor does it believe any payment of damages is probable, and, accordingly, has established no reserves relating to these matters.

Risk Factors

The risk factors related to the Company’s business and operations are described under “Risk Factors” on page 61 of the Proxy Statement/Prospectus, which is incorporated by reference herein.

Selected Consolidated Historical Financial and Other Information

The consolidated statements of income data and consolidated statements of cash flows data for the years ended December 31, 2018, 2017 and 2016 and the consolidated balance sheet data as of December 31, 2018 and 2017 are derived from Accel’s audited consolidated financial statements set forth in the Proxy Statement/Prospectus. The consolidated statements of income data and consolidated statements of cash flows data for the nine months ended September 30, 2019 and 2018 and the consolidated balance sheet data as of September 30, 2019 are derived from Accel’s unaudited consolidated financial statements set forth as Exhibit 99.1 hereto. The unaudited consolidated financial statements and data have been prepared on the same basis as Accel’s audited consolidated financial statements and, in the opinion of Accel, reflect all adjustments, necessary for a fair presentation of this data. Historical results are not necessarily indicative of the results to be expected in the future. In addition, Accel presents below certain statistical data and comparative information commonly used in the gaming industry to monitor performance. Management uses this information for financial planning, strategic planning and employee compensation decisions.

The following selected financial data should be read in conjunction with the section entitled the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk” included herein, the section entitled “Accel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 248 of the Proxy Statement/Prospectus and Accel’s consolidated financial statements and notes thereto set forth as Exhibit 99.1 hereto.

Consolidated Statement of Income and Cash Flows Data

	As of and for the Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
			(As Restated)	(As Restated)	(As Restated)
Consolidated Statements of Income Data:
Total net revenues	$302,985,907	$241,078,067	$331,992,692	$248,434,919	$173,329,965
Operating income	18,992,593	18,538,741	24,868,526	18,170,065	13,777,943
Income before income tax expense	9,475,000	12,106,711	15,225,079	10,064,502	8,391,568
Net income	6,724,504	8,953,001	10,802,664	8,310,721	4,905,080
Consolidated Statements of Cash Flows Data:
Net cash provided by operating activities	$45,651,669	$35,692,698	$44,342,987	$33,097,094	$24,774,159
Net cash used in investing activities	(126,258,915)	(28,200,965)	(73,546,424)	(70,869,094)	(51,533,913)
Net cash provided by financing activities	99,599,490	4,894,336	46,121,721	59,080,982	49,314,673
Other Financial Data:
Adjusted EBITDA(1)	$58,798,570	$46,630,920	$63,815,190	$46,865,950	$33,290,098
Adjusted Net Income(2)	$21,393,308	$18,215,641	$23,136,805	$17,310,365	$8,950,485
Key Metrics:
Licensed establishments(3)	2,290	1,551	1,686	1,442	1,162
Video gaming terminals(4)	10,346	7,002	7,649	6,439	4,947
Average remaining contract term (years)(5)	7.0	7.9	7.6	8.3	7.1
Hold-per-day (6) (in whole dollars)	$133	$128	$125	$115	$105

(1)

Adjusted EBITDA is defined as net income plus amortization of route and customer acquisition costs and location contracts acquired; stock-based compensation expense; other expenses (income); tax effect of adjustments; depreciation and amortization of property and equipment; interest expense; and provision for income taxes. For additional information on Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA, see “ —Non-GAAP Financial Measures—Adjusted EBITDA and Adjusted Net Income.”

(2)

Adjusted Net Income is defined as net income plus amortization of route and customer acquisition costs and location contracts acquired; stock-based compensation expense; other expenses (income); and tax effect of adjustments. For additional information on Adjusted Net Income and a reconciliation of net income to Adjusted Net Income, see “ —Non-GAAP Financial Measures— Adjusted EBITDA and Adjusted Net Income.”

(3)

Based on Scientific Games International third-party terminal operator portal data which is updated at the end of each gaming day and includes licensed establishments that may be temporarily closed but still connected to the central system. This metric is utilized by Accel to continually monitor growth from existing locations, organic openings, acquired locations, and competitor conversions.

(4)

Based on Scientific Games International third-party terminal operator portal data which is updated at the end of each gaming day and includes VGTs that may be temporarily shut off but still connected to the central system. This metric is utilized by Accel to continually monitor growth from existing locations, organic openings, acquired locations, and competitor conversions.

(5)	Calculated by determining the average expiration date of all outstanding contracts, and then subtracting the applicable measurement date.
(6)

Calculated by dividing the difference between cash deposited in all VGTs and tickets issued to players by the average number of VGTs in operation during the period being measured, and then further dividing such quotient by the number of days in such period.

Consolidated Balance Sheet Data

	As of September 30,	As of December 31,
	2019	2018	2017
		(As Restated)	(As Restated)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$111,221,637	$92,229,393	$75,311,109
Total current assets	133,161,998	102,010,712	83,165,649
Property and equipment, net	114,494,974	92,442,348	81,279,833
Total assets	469,744,768	335,174,215	263,374,226
Total current liabilities	109,898,159	85,882,584	82,957,539
Total long-term liabilities	289,533,429	192,174,139	135,881,823
Stockholders’ equity	70,313,180	57,117,492	44,534,864

Unaudited Pro Forma Condensed Combined Financial Information

The information set forth in Exhibit 99.3 to this Current Report on Form 8-K, which includes the unaudited pro forma condensed combined financial information of Accel is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk

A discussion regarding certain annual and quarterly financial information regarding New Pace set forth in the section entitled “Accel’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 248 of the Proxy Statement/Prospectus is incorporated herein by reference. To the extent of any inconsistency between the discussion below and that incorporated by reference, the discussion below shall be deemed to supersede, and if applicable replace, such incorporated information.

The following discussion and analysis of Accel Entertainment, Inc.’s financial condition and results of operations should be read in conjunction with Accel’s consolidated financial statements and unaudited consolidated financial statements, and their related notes incorporated by reference or included in this filing. Accel’s future results could differ materially from the historical results discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors — Risks Relating to Pace’s Business Following the Business Combination” incorporated by reference in this filing.

Company Overview

Accel is a leading distributed gaming operator in the United States on an Adjusted EBITDA basis, and a preferred partner for local business owners in the Illinois market. Accel’s business consists of the installation, maintenance and operation of video gaming terminals (“VGTs”), redemption devices that disburse winnings and contain ATM functionality, and other amusement devices in authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores, which are referred to collectively as “licensed establishments.” Accel also operates a small number of stand-alone ATMs in gaming and non-gaming locations. Accel has been licensed by the Illinois Gaming Board since 2012 and holds a conditional license from the PA Board. As of September 30, 2019, Accel’s VGT operations comprised 10,346 VGTs in 2,290 licensed establishments.

Components of Performance

Revenues

Net video gaming

Net video gaming revenue represents net cash received from gaming activities, which is the difference between gaming wins and losses. Net video gaming revenue includes the amounts earned by the licensed establishments and is recognized at the time of gaming play.

Amusement

Amusement revenue represents amounts collected from amusement devices operated at various licensed establishments and is recognized at the point the amusement device is used.

ATM fees and other revenue

ATM fees and other revenue represents fees charged for the withdrawal of funds from Accel’s redemption devices and stand-alone ATMs and is recognized at the time of the ATM transaction.

Operating Expenses

Video gaming expenses

Gaming expenses consist of (i) a 33% tax on net video gaming revenue (30% prior to July 1, 2019) that is payable to the IGB, (ii) an administrative fee (0.8513% currently, 0.7275% prior to July 23, 2018) payable to Scientific Games International, the third-party contracted by IGB to maintain the central system to which all VGTs across Illinois are connected and (iii) establishment revenue share, which is defined as 50% of gross gaming revenue after subtracting the tax and administrative fee.

General and administrative

General and administrative expenses consist of operating expense and general and administrative (“G&A”) expense. Operating expense includes payroll and related expense for service technicians, route technicians, route security, and preventative maintenance personnel. Operating expense also includes vehicle fuel and maintenance, ATM and amusement commissions and fees, and non-capitalizable parts expenses. Operating expenses are generally proportionate to the number of licensed establishments and VGTs. G&A expense includes payroll and related expense for account managers, business development managers, marketing, and other corporate personnel. In addition, G&A includes marketing, information technology, insurance, rent and ordinary course professional fees.

Depreciation and amortization of property and equipment

Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets. Leasehold improvements are amortized over the shorter of the useful life or the lease. Development costs directly associated with the acquisition, development and construction of a project are capitalized as a cost of the project during the periods in which activities necessary to prepare the property for its intended use are in progress. Interest costs associated with major construction projects are capitalized as part of the cost of the constructed assets.

Amortization of route and customer acquisition costs and location contracts acquired

Route and customer acquisition costs consist of fees paid at the inception of contracts entered into with third parties and licensed video gaming establishments throughout the State of Illinois which allow Accel to install and operate video gaming terminals. The route and customer acquisition costs and route and customer acquisition costs payable are recorded at the net present value of the future payments using a discount rate equal to Accel’s incremental borrowing rate associated with its long-term debt. Route and customer acquisition costs are amortized on a straight-line basis beginning on the date the location goes live and amortized over the estimated life of the contract.

Location contracts acquired in a business combination are recorded at fair value, which is based on cash flows to be generated from location contracts acquired through business combinations. Location contracts acquired are amortized on a straight-line basis over the expected useful life of 10 years.

Interest expense

Interest expense consists of interest on Accel’s credit facility, amortization of financing fees, and accretion of interest on route and customer acquisitions. Interest on the credit facility is payable monthly on unpaid balances at the variable per annum LIBOR rate plus an applicable margin, as defined under the terms of the credit facility, ranging from 1.70% to 2.50% depending on the ratio of total net debt to EBITDA. Additionally, Accel imputes interest on its third-party partner operations liabilities at a rate of 5% for 2018 and the nine months ended September 30, 2019.

Income tax expense

Income tax expense consists mainly of taxes payable to national, state and local authorities. Deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. Accel evaluates whether any uncertain tax positions exist at each balance sheet date.

Results of Operations

Nine months Ended September 30, 2019 and 2018

The following table summarizes Accel’s results of operations on a consolidated basis for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended September 30,		Increase / Decrease
	2019	2018	Change	Change %
Revenues:
Net video gaming	$293,239,939	$233,644,259	$59,595,680	25.5%
Amusement	4,087,728	2,998,164	1,089,564	36.3%
ATM fees and other revenue	5,658,240	4,435,644	1,222,596	27.6%

Total revenues	302,985,907	241,078,067	61,907,840	25.7%

Operating expenses:
Video gaming expenses	193,410,165	152,792,495	40,617,670	26.6%
General and administrative	51,160,437	42,068,510	9,091,927	21.6%
Depreciation and amortization of property and equipment	18,664,848	15,192,723	3,472,125	22.9%
Amortization of route and customer acquisition costs and location contracts acquired	13,211,498	10,544,357	2,667,141	25.3%
Other expense	7,546,366	1,941,241	5,605,125	288.7%

Total operating expenses	283,993,314	222,539,326	61,453,988	27.6%

Operating income	18,992,593	18,538,741	453,852	2.4%
Interest expense	9,517,593	6,432,030	3,085,563	48.0%

Income before income tax expense	9,475,000	12,106,711	(2,631,711)	-21.7%
Income tax expense	2,750,496	3,153,710	(403,214)	-12.8%

Net income	$6,724,504	$8,953,001	$(2,228,497)	-24.9%

Revenues

Total revenues for the nine months ended September 30, 2019 was $303.0 million, an increase of $61.9 million, or 25.7%, compared to the nine months ended September 30, 2018. This growth was driven by an increase in net video gaming revenue of $59.6 million, or 25.5%, an increase in amusement revenue of $1.1 million, or 36.3% and an increase in ATM fees and other revenue of $1.2 million, or 27.6%. The increase in revenues is partially attributable to the acquisitions of Skyhigh Gaming on August 1, 2018, Quad B on September 1, 2018, G3 Gaming on October 16, 2018, Mike’s Amusements on October 16, 2018, Family Amusements on October 31, 2018 (collectively, the “2018 Acquisitions”), and Grand River Jackpot on September 16, 2019, which collectively contributed $23.9 million in net video gaming revenue to the above comparative increase. Excluding all acquisitions, net video gaming revenue during such period increased by $36.2 million, or 21.6%, compared to the prior period, largely due to an increase in the number of licensed establishments and VGTs.

Video gaming expenses

Total video gaming expenses for the nine months ended September 30, 2019 were $193.4 million, an increase of $40.6 million, or 26.6%, compared to the nine months ended September 30, 2018. The components of video gaming expenses as a percentage of revenue increased due to the increase in the gaming tax from 30% to 33% on July 1, 2019. As a result, gaming expenses as a percentage of revenue was 63.8% for the nine months ended September 30, 2019 as compared to 63.4% for the nine months ended September 30, 2018. The increase of $40.6 million is the result of an increase in net video gaming revenue and corollary increase in gaming tax at a higher tax rate, as well as establishment revenue share costs and required payments to the IGB’s third-party system administrator.

General and administrative

Total general and administrative expenses for the nine months ended September 30, 2019 were $51.2 million, an increase of $9.1 million, or 21.6%, compared to the nine months ended September 30, 2018. The increase was attributable to a $6.3 million increase in payroll and employee related expenses resulting from increases in employee headcount to support new licensed establishments and VGTs, as well as other costs that increase variably based on the number of licensed establishments and VGTs.

Depreciation and amortization of property and equipment

Depreciation and amortization of property and equipment for the nine months ended September 30, 2019 was $18.7 million, an increase of $3.5 million, or 22.9%, compared to the nine months ended September 30, 2018. The increase in depreciation and amortization is the result of increased number of licensed establishments and VGTs. Depreciation and amortization as a percentage of revenue was 6.2% for the nine months ended September 30, 2019 compared to 6.3% for the comparable prior year period.

Amortization of route and customer acquisition costs and location contracts acquired

Amortization of route and customer acquisition costs and location contracts acquired for the nine months ended September 30, 2019 was $13.2 million, an increase of $2.7 million, or 25.3%, compared to the nine months ended September 30, 2018. The increase is primarily attributable to the 2018 Acquisitions. Amortization of route and customer acquisition costs and location contracts acquired as a percentage of revenue remained consistent at 4.4% between the nine months ended September 30, 2019 and nine months ended September 30, 2018.

Other expenses (income)

Other expenses for the nine months ended September 30, 2019 were $7.5 million, an increase of $5.6 million, compared to the nine months ended September 30, 2018. The increase was largely attributed to one-time expenses for the Business Combination.

Interest expense

Interest expense for the nine months ended September 30, 2019 was $9.5 million, an increase of $3.1 million, or 48.0%, compared to nine months ended September 30, 2018 primarily due to a $143.0 million increase in Accel’s senior secured debt related to the acquisitions of G3 Gaming on October 16, 2018, Mike’s Amusements on October 16, 2018, Family Amusements on October 31, 2018, and Grand River Jackpot on September 16, 2019. As discussed under “Liquidity and Capital Resources—Cash and cash equivalents”, Accel’s total loan facility capacity increased by $80 million during the third quarter of 2019, with $170.0 million drawn under the contract draw loan, $56.0 million borrowed under the revolving credit facility and $106.3 million drawn under the term loan as of September 30, 2019. For the nine months ended September 30, 2019, the weighted average interest rate was approximately 4.6%.

Income tax expense

Income tax expense for the nine months ended September 30, 2019 was $2.8 million, a decrease of $0.4 million, or -12.8%, compared to nine months ended September 30, 2018. Income tax expense decreased in comparable proportion to a decrease in income before income tax expense.

Key Business Metrics

Accel uses a variety of statistical data and comparative information commonly used in the gaming industry to monitor the performance of the business, none of which are prepared in accordance with GAAP, and therefore should not be viewed as indicators of operational performance. Accel’s management uses this information for financial planning, strategic planning and employee compensation decisions. The key indicators include:

•	Number of licensed establishments

•	Number of VGTs

•	Average remaining contract term (years)

•	Hold-per-day

Number of licensed establishments

The number of licensed establishments is calculated based on data provided by Scientific Games, a contractor of the IGB. Terminal operator portal data is updated at the end of each gaming day and includes licensed establishments that may be temporarily closed but still connected to the central system. Accel utilizes this metric to continually monitor growth from organic openings, purchased licensed establishments, and competitor conversions. Competitor conversions occur when a licensed establishment chooses to change terminal operators.

Number of video game terminals (VGTs)

The number of VGTs in operation is based on Scientific Games terminal operator portal data which is updated at the end of each gaming day and includes VGTs that may be temporarily shut off but still connected to the central system. Accel utilizes this metric to continually monitor growth from existing licensed establishments, organic openings, purchased licensed establishments, and competitor conversions.

Average remaining contract term

Average remaining contract term is calculated by determining the average expiration date of all outstanding contracts with Accel’s current licensed establishment partners, and then subtracting the applicable measurement date.

Hold-per-day

Hold-per-day is calculated by dividing the difference between cash deposited in all VGTs and tickets issued to players by the average number of VGTs in operation during the period being measured, and then dividing the calculated amount by the number of days in such period.

The following tables set forth information with respect to Accel’s licensed establishments, number of VGTs, average remaining contract term and hold-per-day as of and for the nine months ended September 30, 2019 and 2018, respectively.

	As of and for the Nine Months Ended September 30,		Increase / Decrease
	2019	2018	Change	Change %
Licensed establishments	2,290	1,551	739	47.6%
Video gaming terminals	10,346	7,002	3,344	47.8%
Average remaining contract term (years)	7.0	7.9	(0.9)	-11.4%
Hold-per-day	$133	$128	$5	3.9%

Excluding the Grand River Jackpot acquisition, the average remaining contract life as of September 30, 2019, was 7.4 years.

Excluding the Grand River Jackpot acquisition, the Hold-per-day for the nine months ended September 30, 2019, was $133.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures and are key metrics used to monitor ongoing core operations. Management of Pace and Accel believe Adjusted EBITDA and Adjusted Net Income enhance the understanding of Accel’s underlying drivers of profitability and trends in Accel’s business and facilitate company-to-company and period-to-period comparisons, because these non-GAAP financial measures exclude the effects of certain non-cash items or represent certain nonrecurring items that are unrelated to core performance. Management of Accel and Pace also believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate Accel’s ability to fund capital expenditures, service debt obligations and meet working capital requirements. For more information see the section entitled “Selected Historical Financial Data of Accel and Non-GAAP Financial Measures” beginning on page 182 of the Proxy Statement/Prospectus.

Adjusted Net Income and Adjusted EBITDA

	Nine months ended September 30,
	2019	2018
Net income	$6,724,504	$8,953,001
Adjustments:
Amortization of route and customer acquisition costs and location contracts acquired (1)	13,211,498	10,544,357
Stock-based compensation (2)	383,265	413,858
Other Operating Expenses (Income) (3)	7,546,366	1,941,241
Tax effect of adjustments (4)	(6,472,325)	(3,636,816)

Adjusted Net Income	$21,393,308	$18,215,641
Depreciation and amortization of property and equipment	18,664,848	15,192,723
Interest expense	9,517,593	6,432,030
Provision for income taxes	9,222,821	6,790,526

Adjusted EBITDA	$58,798,570	$46,630,920

(1)

Route and customer acquisition costs consist of upfront cash payments and future cash payments to third party sales agents to acquire the licensed video gaming establishments that are not connected with a business combination. Accel amortizes the upfront cash payment over the life of the contract beginning on the date the location goes live, and recognizes non-cash amortization charges with respect to such items. Future or deferred cash payments, which may occur based on terms of the underlying contract, are generally lower in the aggregate as compared to established practice of providing higher upfront payments, and are also capitalized and amortized over the remaining life of the contract. Future cash payments do not include cash costs associated with renewing customer contracts as Accel does not generally incur significant costs as a result of extension or renewal of an existing contract. Location contracts acquired in a business combination are recorded at fair value as part of the business combination accounting and then amortized as an intangible asset on a straight-line basis over the expected useful life of the contract. “Amortization of route and customer acquisition costs and location contracts acquired” aggregates the non-cash amortization charges relating to upfront route and customer acquisition cost payments and location contracts acquired.

(2)	Stock-based compensation consists of options, restricted stock units and warrants.
(3)

Other expenses (income) consists of (i) non-cash expenses including the remeasurement of contingent consideration liabilities, and (ii) non-recurring expenses including expenses relating to the Business Combination, lobbying efforts and legal expenses in Pennsylvania, lobbying efforts in Missouri and a settlement in connection with a gaming acquisition.

(4)	Calculated by excluding the impact of the non-GAAP adjustments from the current period tax provision calculations.

Adjusted EBITDA for the nine months ended September 30, 2019 was $58.8 million, an increase of $12.2 million, or 26.1%, compared to nine months ended September 30, 2018. The increase was primarily attributable to an increase in licensed establishments and VGTs.

Liquidity and Capital Resources

Cash and cash equivalents

As of September 30, 2019, Accel had $111.2 million in cash and cash equivalents. Accel believes that its cash and cash equivalents, cash flows from operations and borrowing availability under its credit facility will be sufficient to meet its capital requirements during the next 12 months. Accel’s primary short-term cash needs are paying operating expenses, servicing outstanding indebtedness and funding near term acquisitions.

As of September 30, 2019, Accel’s $380 million senior secured first lien credit facility consisted of a $125.0 million term loan (the “Term Loan”), a contract draw loan facility of $170.0 million (the “Contract Draw Loan”) and a revolving credit facility of $85.0 million (the “Revolving Credit Facility”). Accel’s senior credit facility is with a syndicated group of banks (collectively, the “Lenders”) with CIBC Bank USA, as administrative agent for the Lenders. The senior credit facility matures on April 10, 2023. Included in the Revolving Credit Facility and Contract Draw Loan are swing line sub-facilities of $5.0 million each.

In August 2019, Accel entered into a First Amendment to the Third Amended and Restated Loan and Security Agreement, which amendment increased the commitment on the Contract Draw Loan by $80.0 million and the total loan facility to $380 million. In October, Accel entered into a further amendment, which increased the commitment on the Contract Draw Loan by $10 million. These amendments increased the total senior secured first lien credit facility to $390.0 million.

As of September 30, 2019, Accel had no availability under the Contract Draw Loan and $29 million of availability under the Revolving Credit Facility. Term Loan borrowings as of September 30, 2019 were $106.3 million. There were no letters of credit outstanding as of September 30, 2019.

In order to maintain sufficient liquidity, Accel reviews its cash flow projections and available funds with its Board of Directors to consider modifying its capital structure and seeking additional sources of liquidity if needed. The availability of additional liquidity options will depend on the economic and financial environment, Accel’s credit, its historical and projected financial and operating performance, and continued compliance with financial covenants. As a result of possible future economic, financial and operating declines, possible declines in Accel’s creditworthiness and potential non-compliance with financial covenants, Accel may have less liquidity than anticipated, fewer sources of liquidity than anticipated, less attractive financing terms and less flexibility in determining when and how to use the liquidity that is available.

On November 13, 2019, NewCo entered into the New Credit Agreement, providing for (i) a $100.0 million revolving credit facility, including a letter of credit facility with a $10.0 million sublimit and a swing line facility with a $10.0 million sublimit, (ii) a $240.0 million initial term loan facility and (iii) a $125.0 million additional term loan facility.

Upon the Closing Date, the obligations under the New Credit Agreement became guaranteed by Accel, as holdings, and all existing wholly-owned domestic subsidiaries of Accel, subject to certain exceptions (collectively, the “Guarantors”). The obligations under the New Credit Agreement are secured by substantially all of assets of NewCo and the Guarantors, subject to certain exceptions. Certain future-formed or acquired wholly owned domestic subsidiaries of Accel will also be required to guarantee the New Credit Agreement and grant a security interest in substantially all of their assets (subject to certain exceptions) to secure the obligations under the New Credit Agreement.

Cash flows

The following table summarizes Accel’s net cash provided by or used in operating activities, investing activities and financing activities for the periods indicated and should be read in conjunction with Accel’s unaudited consolidated statements of cash flows and accompanying notes thereto included in this filing:

	Nine months ended September 30,
	2019	2018
Net cash provided by operating activities	$45,651,669	$35,692,698
Net cash used in investing activities	(126,258,915)	(28,200,965)
Net cash provided by financing activities	99,599,490	4,894,336

Net cash provided by operating activities

For the nine months ended September 30, 2019, net cash provided by operating activities was $45.7 million, an increase of $10.0 million over the comparable period of 2018. The increase was primarily attributable to an increase in gaming revenue from recently acquired and newly licensed establishments.

Net cash used in investing activities

For the nine months ended September 30, 2019, net cash used in investing activities was $126.3 million, an increase of $98.1 million over the comparable period of 2018 and was primarily attributable to the Grand River Jackpot acquisition.

Net cash provided by financing activities

For the nine months ended September 30, 2019, net cash used in financing activities was $99.6 million, an increase of $94.7 million over the comparable period of 2018. The increase was largely due to drawdowns under Accel’s senior credit facility, which proceeds were used in part to fund the Grand River Jackpot acquisition., as well as the purchase of a $5 million aggregate principal amount convertible promissory note purchased from another terminal operator in July.

Senior Secured Credit Facility

As of September 30, 2019, Accel’s senior credit facility consists of the Term Loan, Contract Draw Loan and Revolving Credit Facility. On April 10, 2018, Accel entered into that certain Third Amended and Restated Loan and Security Agreement, which increased the loan facility from $210,000,000 to $300,000,000, extended the agreement maturity date from November 2021 to April 2023 and changed the loan facility from a borrowing draw loan to a revolving facility whereby Accel can borrow and repay throughout the term of the agreement with no required loan repayments until maturity in April 2023. In August 2019, Accel entered into a First Amendment to the Third Amended and Restated Loan and Security Agreement, which amendment increased the commitment on the Contract Draw Loan by $80.0 million and the total loan facility to $380 million. In October, Accel entered into a further amendment, which increased the commitment on the Contract Draw Loan by $10 million. These amendments increased the total senior secured first lien credit facility to $390.0 million.

Accel’s availability on the senior credit facility was $58 million and $29 million as of December 31, 2018 and September 30, 2019, respectively. Interest on the Term Loan, Contract Draw Loan and Revolving Credit Facility is payable monthly on unpaid balances at the variable per annum LIBOR rate (2.03% at September 30, 2019) plus an applicable margin, as defined, ranging from 1.70% to 2.50% depending on the ratio of Total Net Debt to EBITDA (each as defined under the terms of the Credit Agreement). As of September 30, 2019, the weighted average interest rate on short term borrowings was 4.56%.

Covenant compliance

Accel is in compliance with all debt covenants contained in its credit facility.

Share Repurchases

In connection with the Business Combination, Accel repurchased approximately 36,157 shares of its stock from certain employees, directors and officers at a repurchase price of $177 per share in order to facilitate (x) the repayment of existing loans to Accel’s executive officers described further in “—Accel Relationships and Related Party Transactions,” (y) the exercise of vested options (including by way of withholding additional shares in connection with the cashless exercise of vested options as permitted by the Accel Entertainment, Inc. 2011 Equity Incentive Plan (the “2011 Plan”) and the Accel Entertainment, Inc. 2016 Equity Incentive Plan (the “2016 Plan”)) and (z) funding any resulting tax obligations from the exercise of such vested options (including by way of withholding additional shares in connection with the cashless exercise of vested options as permitted by the 2011 Plan and the 2016 Plan). In connection with the foregoing, Accel repurchased 30,924 shares from Andrew H. Rubenstein, 877 shares from Derek Harmer and 978 shares from Brian Carroll.

Contractual Obligations

The following table sets forth Accel’s obligations and commitments to make future payments under contracts and contingent commitments as of September 30, 2019:

	Less than 1 Year(1)	Due in 1 to 3 years	Due in 3 to 5 years	Due in over 5 years	Total
Credit facility principal payments(2)	$3,125,000	$48,437,000	$277,187,500	$—	$328,749,500
Interest payments on credit facility(3)	$4,202,779	$46,496,787	$3,486,967	$—	$54,186,533
Operating lease obligations(4)	$72,156	$500,633	$56,256	$—	$629,045
Total contractual obligations	$7,399,935	$95,434,420	$280,730,723	$—	$383,565,078

(1)	The period less than 1 year represents remaining obligations in 2019.
(2)	Term Loan requires quarterly principal payments of increasing amounts at March 31, 2020, 2022 and 2023.
(3)	Interest payable monthly on unpaid balances at variable per annum LIBOR rate plus applicable margin.
(4)	Represents leased office space under agreements expiring between May 2019 through December 2023.

Route acquisition costs payable

Accel enters into contracts with third parties and licensed establishments throughout the State of Illinois which allow Accel to install and operate VGTs. Payments are due over varying terms of the individual agreements and are discounted at Accel’s incremental borrowing cost at the time the contract is acquired. As of September 30, 2019 and December 31, 2018, route acquisition costs payable was $6.4 million and $7.2 million, respectively. The cost payable is included on Accel’s balance sheets as a liability as its deemed to be both probable and estimable based on all available information; however, contractual payments are contingent upon continued future operations of the licensed establishments including ongoing compliance with licensing requirements.

Consideration payable

Consideration payable consists of amounts payable related to certain business acquisitions as well as contingent consideration for future licensed establishment performance related to certain business acquisitions. The contingent consideration is measured at fair value on a recurring basis. Accel uses a discounted cash flow analysis to determine the value of contingent consideration upon acquisition and updates this estimate on a recurring basis. The significant assumptions in the cash flow analysis include the probability adjusted projected revenues after state taxes, a discount rate as applicable to each acquisition, and the estimated number of licensed establishments at which Accel commences operations during the contingent consideration period. The changes in the fair value of contingent consideration are recognized within Accel’s consolidated statements of income as other expenses. As of September 30, 2019 and December 31, 2018, the consideration payable balance was $19.9 million and $11.6 million, respectively.

Capital expenditures

Accel’s capital expenditures relate primarily to the purchase of VGTs, ATMs, redemption devices, amusement devices, and related accessories. The portion of capital expenditures deemed to be regular, routine maintenance is expensed as incurred. In Accel’s judgment, capital expenditures made for software upgrades in its VGTs enhance the functionality and extend the service life of equipment and is therefore deemed to be capitalizable. For the nine months ended September 30, 2019, Accel incurred $19.9 million in capital expenditures related to VGTs, redemption devices, amusement devices, and related accessories. Accel expects that its capital expenditures for the year ending December 31, 2019 will be approximately $25 million.

Critical Accounting Policies and Estimates

Accel prepares its consolidated financial statements in accordance with U.S. GAAP. In applying accounting principles, it is often required to use estimates. These estimates consider the facts, circumstances and information available, and may be based on subjective inputs, assumptions and information known and unknown to Accel. Material changes in certain of the estimates that Accel uses could affect, by a material amount, its consolidated financial position and results of operations. Although results may vary, Accel believes its estimates are reasonable and appropriate. The following describes certain significant accounting policies that involve more subjective and complex judgments where the effect on Accel’s consolidated financial position and operating performance could be material.

Use of estimates

Significant estimates include, but are not limited to, determining the fair values of assets acquired and liabilities assumed through business combinations, the recoverability and useful lives of property and equipment, intangible assets and other long-lived assets, the valuation and realization of deferred income taxes, the fair value of investments, common stock and stock option awards, subsequent re-measurement of acquisition-related contingent consideration, and evaluations of the recoverability of goodwill and other assets. Actual results may differ from these estimates.

Revenue recognition

Video gaming revenue is the win from gaming activities, which is the difference between gaming wins and losses. Amusement revenue represents amounts collected from machines operated at various licensed establishments. ATM fees and other revenue represents fees charged for the withdrawal of funds from Accel’s redemption devices and stand-alone ATMs. The Financial Accounting Standards Board has issued Accounting Standards Update (“ASU”) 2014 09, Revenue from Contracts with Customers (“Topic 606”). The core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The provisions are effective for Accel on January 1, 2019 at which time Accel will adopt Topic 606 using the modified retrospective approach. The provisions will not be presented in the interim periods for the year ending December 31, 2019, as permitted for companies with Emerging Growth Company status, but will be presented for the year ending December 31, 2019 and for the interim periods beginning the year thereafter. For further information, see Note 2 “Summary of Significant Accounting Policies” in the notes to Accel’s unaudited financial statements included in this filing.

Route and customer acquisition costs

Accel’s route and customer acquisition costs consist of fees paid, typically an upfront payment and future installment payments over the life of the contract, entered into with third parties and licensed establishments throughout the State of Illinois. These contracts are non-cancelable and allow Accel to install and operate VGTs in various establishments throughout the State of Illinois. The upfront payment and future installment payments are recorded at the net present value using a discount rate equal to Accel’s incremental borrowing costs. Route acquisition costs are amortized on a straight-line basis beginning on the date the location goes live and amortized over the specific life of the contract. Accel records the accretion of interest on the route installment payments in the consolidated statements of income as a component of interest expense, net. For locations that close prior to the end of the contractual term, Accel writes-off the net book value of the route and the related installment payables not yet paid and records a gain or loss in the consolidated statements of income as a component of general and administrative expense. Additionally, most of the route acquisition contracts allow Accel to clawback some upfront and installment payments over the first few years of a contract if the location is unable to secure the appropriate licensing or it goes out of business prior to the end of the contract term. In the case of instances where a clawback is triggered and Accel assesses it as recoverable, a receivable will be recorded. Upfront payments with a clawback prior to a location going live are capitalized and will not begin amortization until the respective licensed establishment commences operations.

Consideration payable

Consideration payable consists of amounts payable related to certain business acquisitions as well as contingent consideration for future licensed establishment performance related to certain business acquisitions. The contingent consideration is measured at fair value on a recurring basis. Accel uses a discounted cash flow analysis to determine the value of contingent consideration upon acquisition and updates this estimate on a recurring basis. The significant assumptions in the cash flow analysis include the probability adjusted projected revenues after state taxes, a discount rate as applicable to each acquisition, and the estimated number of licensed establishments at which Accel commences operations during the contingent consideration period. The changes in the fair value of contingent consideration are recognized within Accel’s consolidated statements of income as other expenses.

Goodwill

Goodwill represents the difference between the purchase price and the fair value of the identifiable tangible and intangible net assets acquired when accounted for using the purchase method of accounting. Goodwill is not amortized, but reviewed for impairment. Goodwill is reviewed annually, as of October 1, and whenever events or changes in circumstances indicate that the carrying value of the goodwill may not be recoverable. When evaluating recoverability, we compare the fair value of the reporting unit to its carrying value. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of our reporting unit, we would record an impairment loss equal to the difference.

Business combinations

For acquisitions meeting the definition of a business combination, the acquisition method of accounting is used. The acquisition date is the date on which Accel obtains operating control over the acquired business.

The consideration paid is determined on the acquisition date and is the sum of the fair values of the assets acquired by Accel and the liabilities assumed by Accel, including the fair value of any asset or liability resulting from a deferred consideration arrangement. Acquisition-related costs, such as professional fees, are excluded from the consideration transferred and are expensed as incurred.

Any contingent consideration is measured at its fair value on the acquisition date, recorded as a liability and accreted over its payment term in Accel’s consolidated statements of income as other expenses (income).

Goodwill is measured as the excess of the consideration transferred over the fair value of the net identifiable assets acquired and liabilities assumed. Historically, the fair value determinations of net identifiable assets acquired and liabilities assumed for each of Accel’s business combinations did not result in the recognition of any goodwill. If the consideration transferred is less than the fair value of the net assets acquired and liabilities assumed, the difference is recorded as a bargain purchase gain in the income statement.

The acquisition of Grand River Jackpot was accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations. The purchase price has been preliminarily allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their estimated fair values. The areas of the purchase price that are not yet finalized are primarily related to the valuation of location contracts, property and equipment, contingent consideration and a final adjustment to working capital. The excess of the purchase price over the tangible and intangible assets acquired and liabilities assumed has been recorded as goodwill. The goodwill is attributable to the workforce of the acquired business and expected synergies with the Company’s existing operations and is deductible for income tax purposes. The Grand River acquisition resulted in recorded goodwill as a result of a higher consideration multiple paid relative to prior similar acquisitions driven by maturity and quality of the operations and industry, including workforce and corresponding synergies.

Property, plant, and equipment

Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred. Major additions, replacements and improvements are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets. Leasehold improvements are depreciated over the shorter of the useful life or the lease.

Estimated useful lives are as follows:

Years
Video game terminals and equipment	5 – 8
Building and improvements	7 – 39
Amusement and other equipment	3 – 7
Office equipment and furniture	7
Computer equipment and software	3 – 5
Leasehold improvements	3 – 9
Vehicles	2 – 5

Items affecting future comparability

Seasonality

Accel’s results of operations can fluctuate due to seasonal trends and other factors. For example, the gross revenue per machine per day is typically lower in the summer when players will typically spend less time indoors at licensed establishment partners, and higher in cold weather between February and April, when players will typically spend more time indoors at licensed establishment partners. Holiday and vacation seasons may also cause Accel’s results to fluctuate.

Commitments & Contingencies

Accel is subject to various legal proceedings, regulatory proceedings and claims, the outcomes of which are subject to uncertainty. Accel records an estimated loss from a loss contingency with a corresponding charge to income, if it is probable that an asset has been impaired, or a liability has been incurred and the amount of the loss can be reasonably estimated. Where there is a reasonable possibility that a loss has been incurred, Accel provides disclosure of such contingencies.

Recently issued accounting pronouncements

See “Note 2. Summary of Significant Accounting Policies” to Accel’s consolidated financial statements incorporated by reference in this filing for a description of recently issued accounting pronouncements applicable to its consolidated financial statements.

Regulations and taxes

Accel’s operations are based primarily in Illinois. Accel has been licensed as a terminal operator in Illinois under the Illinois Gaming Act since 2012. The Illinois state legislature has recently increased applicable marginal tax rates on gaming from 30% to 33% effective July 1, 2019 and from 33% to 34% effective July 1, 2020. While the increase in gaming tax rates could negatively impact the distributed gaming industry, Accel believes other recent legislative changes, such as an increased number of permitted VGTs at a given licensed establishment, increased maximum wager limits and maximum win payouts are expected to drive overall video gaming demand upward. Newly-passed Illinois legislation has also increased the maximum number of VGTs that may be operated at a given licensed establishment from five to six, with certain qualifying truck stop licensed establishments allowed to operate up to ten VGTs. This newly-passed legislation has also increased the maximum wager that may be placed on a VGT from $2.00 to $4.00 and the maximum win from a single play from $500 to $1,199. All VGTs are monitored and controlled by the IGB through a central communications system. The IGB has recently established minimum standards that licensed establishment partner contracts must meet, including limiting the length of contracts entered into after February 2, 2018 to a maximum of eight years with no automatic renewals.

Quantitative and qualitative disclosure about market risk

Market risk represents the risk of loss that may impact Accel’s financial position due to adverse changes in financial market prices and rates. Market risk exposure is primarily the result of fluctuations in interest rates as well as, to a lesser extent, inflation.

Interest rate risk

Accel is exposed to interest rate risk in the ordinary course of its business. As of September 30, 2019, Accel’s senior credit facility consisted of a $380 million senior secured first lien credit facility, with a syndicated group of banks, which matures on April 10, 2023. If the prime rate were to increase by 1.0%, or 100 basis points, the increase in interest expense on Accel’s floating rate debt would decrease Accel’s future earnings and cash flows by approximately $3.3 million annually, assuming the balance outstanding under Accel’s credit facility remained at $332.3 million. Cash and cash equivalents are held in highly liquid, readily available checking and money market accounts, VGTs, redemption terminals, ATMs, and amusement equipment. As a result, these amounts are not materially affected by changes in interest rates.

Borrowings under the New Credit Agreement bear interest, at NewCo’s option, at a rate per annum equal to either (a) the adjusted LIBOR rate (“LIBOR”) (which cannot be less than zero) for interest periods of 1, 2, 3 or 6 months (or if consented to by (i) each applicable lender, 12 months or any period shorter than 1 month or (ii) the Agent, a shorter period necessary to ensure that the end of the relevant interest period would coincide with any required amortization payment ) plus the applicable LIBOR margin or (b) the alternative base rate (“ABR”) plus the applicable ABR margin. ABR is a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus 1/2 of 1.0%, (ii) the prime rate announced from time to time by Capital One, National Association and (iii) LIBOR for a 1-month Interest Period on such day plus 1.0%. The New Credit Agreement also includes provisions for determining a replacement rate when LIBOR is no longer available.

Interest under the New Credit Agreement will be payable quarterly in arrears for ABR loans, at the end of the applicable interest period for LIBOR loans (but not less frequently than quarterly) and upon the prepayment or maturity of the underlying loans. NewCo is required to pay a commitment fee quarterly in arrears in respect of unused commitments under the revolving credit facility and the additional term loan facility. Additionally, NewCo will be required to pay an upfront fee with respect to any funded additional term loans.

The applicable LIBOR and ABR margins and the commitment fee rate are calculated based upon the first lien net leverage ratio of NewCo and its restricted subsidiaries on a consolidated basis, as set forth below. Until the delivery of the initial financial statements under the New Credit Agreement, the revolving loans and term loans bear interest, at the option of NewCo, at either (a) ABR plus a margin of 1.25% or (b) LIBOR plus a margin of 2.25%.

First Lien Net Leverage Ratio	LIBOR margin	ABR margin	Commitment Fee Rate	Additional Term Loan Commitment Fee Rate
> 3.50:1.00	2.75%	1.75%	0.50%	0.50%
≤ 3.50:1.00 and >3.00:1.00	2.50%	1.50%	0.50%	0.50%
≤ 3.00:1.00 and >2.00:1.00	2.25%	1.25%	0.50%	0.50%
≤ 2.00:1.00 and >1.50:1.00	2.00%	1.00%	0.375%	0.375%
≤ 1.50:1.00	1.75%	0.75%	0.25%	0.25%

The additional term loan facility is available for borrowings until the first anniversary of the Closing Date. Each of the revolving loans and the term loans mature on the fifth anniversary of the Closing Date.

The term loans and, once drawn, the additional term loans will amortize at an annual rate equal to approximately 5.00% per annum. Upon the consummation of certain non-ordinary course asset sales, NewCo may be required to apply the net cash proceeds thereof to prepay outstanding term loans and additional term loans. The loans under the New Credit Agreement may be prepaid without premium or penalty, subject to customary LIBOR “breakage” costs.

Inflation Risk

Accel does not believe that inflation has had a material effect on its results of operations, cash flows and financial condition in the last three years. Inflation may become a greater risk in the event of changes in current economic conditions and governmental fiscal policy.

Controls and Procedures

In connection with the audit of its consolidated financial statements as of and for the years ended December 31, 2018, 2017 and 2016, Accel has identified three material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Accel’s annual or interim financial statements will not be prevented or detected on a timely basis. As a private company, Accel was not previously subject to the requirements of Section 404 of the Sarbanes-Oxley Act and was therefore not required to assess the effectiveness of its internal control over financial reporting. Following the consummation of the Business Combination, Accel will be obligated to develop and maintain proper and effective internal control over financial reporting. Accel management is actively addressing the material weaknesses that have been identified and is developing a comprehensive plan of effective remediation which it expects to have fully implemented by the end of the first quarter of 2020. While these material weaknesses remain unremediated, an increased risk of material misstatement of the consolidated financial statements exists, and if remediation of these material weaknesses is not effective, or if Accel fails to develop and maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired. Please see the section entitled “Risk Factors—Risks Relating to Pace and the Business Combination” starting on page 61 of the Proxy Statement/Prospectus for additional information.

Subsequent Events

The information set forth in the “Introductory Note” in this filing is incorporated into this Item 2.01 by reference.

Security Ownership of Certain Beneficial Owners and Management

Following the Business Combination, Accel is a wholly-owned subsidiary of New Pace.

The following table sets forth information as of the Closing Date regarding the beneficial ownership of the New Pace Shares by:

•	each person known to be the beneficial owner of more than 5% of the outstanding New Pace Shares;

•	each director and each of New Pace’s named executive officers; and

•	all current executive officers and directors as a group, post business-combination.

The information below is based on an aggregate of 76,637,470 New Pace Shares issued and outstanding as of the Closing Date. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if she, he or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by the individuals below:

Name and Address of Beneficial Owners (1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
5% Stockholders:
The Rubenstein Family (2)	14,096,018	18.39%
Clairvest (3)	16,241,871	21.19%
Executive Officers and Directors:
Andrew Rubenstein (4)	8,155,166	10.64%
Karl Peterson (5)	2,548,876	3.33%
Brian Carroll	315,340	*
Derek Harmer	181,407	*
Gordon Rubenstein (6)	2,935,335	3.83%
Kathleen Philips (7)	40,000	*
David W. Ruttenberg (8)	1,951,550	2.55%
Ken Rotman (9)	—	—
Eden Godsoe (10)	—	—
All executive officers and directors as a group (9 persons)	15,488,691	20.21%

*	Less than 1 percent.
(1)	Unless otherwise noted, the business address of each of the persons and entities listed above is 140 Tower Drive, Burr Ridge, IL 60527.
(2)

Includes shares beneficially owned by Andrew Rubenstein, Gordon Rubenstein, Jeffrey C. Rubenstein, NFS LLC IRA FBO Jeffrey C. Rubenstein and Jeffrey C. Rubenstein, as trustee, or his successors in trust, of the Susan Rubenstein Family Trust.

(3)

Includes shares beneficially owned by Clairvest Equity Partners V-A Limited Partnership, Clairvest Equity Partners V Limited Partnership and CEP V Co-Investment Limited Partnership. The address of each of the foregoing is c/o Clairvest Group Inc., 22 St. Clair Avenue East, Suite 1700, Toronto, Ontario, Canada M4T 2S3.

(4)	Includes shares beneficially owned by Mr. Rubenstein through Harry R, LLC.
(5)	Includes shares beneficially owned by Mr. Peterson through Peterson Capital Partners, LP. Peterson Capital Partners, LP’s address is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(6)

Includes shares beneficially owned by Mr. Rubenstein through Fund Indy LLC, The PrivateBank & Trust Company, as Custodian of the Gordon Rubenstein SEP IRA, and Gordon S. Rubenstein and Krista M. Ramonas Joint Revocable Trust.

(7)	The address of Ms. Philips is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.
(8)

Includes shares beneficially owned by Mr. Ruttenberg, solely as trustee, or his successors in trust, of the David W. Ruttenberg Revocable Trust, as now or hereafter amended, and through Grant Place Fund LLC and Lakewest Gaming G.P.

(9)	The address of Mr. Rotman is c/o Clairvest Group Inc., 22 St. Clair Avenue East, Suite 1700, Toronto, Ontario, Canada M4T 2S3.
(10)	The address of Ms. Godsoe is 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

Directors and Executive Officers

On November 20, 2019, each of Messrs. Andrew Rubenstein, Gordon Rubenstein, David W. Ruttenberg, Kenneth B. Rotman and Karl Peterson and Mses. Eden Godsoe and Kathleen Philips were appointed to serve as directors of New Pace effective immediately following the consummation of the Business Combination. Mr. Peterson was appointed as Chairman of the Board. The size of the Board is seven members. Biographical information for these individuals other than Mr. Rotman is set forth in the section entitled “Management of Pace After the Business Combination” beginning on page 266 of the Proxy Statement/Prospectus and is incorporated herein by reference. Biographical Information regarding Mr. Rotman is set forth in the Current Report on Form 8-K filed with the SEC by New Pace on November 7, 2019, which is incorporated herein by reference.

The Board appointed Mr. Ruttenberg and Mses. Godsoe and Philips to serve on the Audit Committee, with Ms. Philips serving as its Chair. The Board appointed Mr. Peterson and Mses. Philips and Godsoe to serve on the Compensation Committee, with Ms. Godsoe serving as its Chair. The Board appointed Messrs. Ruttenberg and Peterson and Ms. Philips to serve on the Nominating and Governance Committee, with Mr. Peterson serving as its Chair. The Board appointed Messrs. Ruttenberg and Peterson and Ms. Godsoe to serve on the Compliance Committee, with Mr. Ruttenberg serving as its Chair. Information with respect to New Pace’s Audit Committee, Compensation Committee, Nominating and Governance Committee and Compliance Committee is set forth in the section entitled “Management of Pace After the Business Combination — Board Committees” beginning on page 269 of the Proxy Statement/Prospectus and is incorporated herein by reference.

In accordance with the amended and restated certificate of incorporation of New Pace, the Board is divided into three classes, each comprising as nearly as possible one-third of the directors and serving three-year terms with only one class of directors being elected in each year. Messrs. Peterson and A. Rubenstein were assigned to Class I, Messrs. A. Rubenstein and G. Rubenstein were assigned to Class II, and Mr. Rotman and Mses. Godsoe and Philips were assigned to Class III. Each Class I director will have a term that expires at New Pace’s annual meeting of stockholders in 2020, each Class II director will have a term that expires at New Pace’s annual meeting of stockholders in 2021 and each Class III director will have a term that expires at New Pace’s annual meeting of stockholders in 2022, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

In connection with the consummation of the Business Combination, on November 20, 2019, Mr. A. Rubenstein was appointed to serve as New Pace’s Chief Executive Officer and President and Mr. Brian Carroll was appointed to serve as Chief Financial Officer. Biographical information for these individuals is set forth in the section entitled “Management of Pace After the Business Combination” beginning on page 266 of the Proxy Statement/Prospectus and is incorporated by reference herein.

In connection with the closing of the Business Combination, on November 20, 2019, immediately prior to the consummation of the Business Combination, Messrs. David Bonderman, Chad Leat, Robert Suss, Paul Walsh and Kneeland Youngblood ceased to be directors and each executive officer of New Pace ceased to be an executive officer.

Executive Compensation

Pre-Closing Compensation of Executive Officers and Directors

The compensation of Pace’s named executive officers and directors before the consummation of the Business Combination is set forth on page 219 in the section titled “Business of Pace and Certain Information About Pace – Executive Compensation” in the Proxy Statement/Prospectus and is incorporated herein by reference.

Post-Closing Compensation of Executive Officers and Directors

The information set forth in Exhibit 99.2 to this Current Report on Form 8-K which includes the executive compensation information of New Pace is incorporated herein by reference.

Director Compensation

The Board has not approved a director compensation program to date. Following the consummation of the Business Combination, the compensation committee of the Board will determine the annual compensation of outside directors. The Company anticipates that its director compensation program following the Business Combination will include both equity and cash components, be competitive with relevant comparison companies and support best practices in director compensation design.

Certain Relationships and Related Transactions

The information set forth in the sections entitled “The Transaction Agreement and Related Agreements — Related Agreements — Registration Rights Agreement,” “Business of Pace and Certain Information about Pace — Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters,” “Business of Accel and Certain Information of Accel — Executive Compensation Prior to the Business Combination,” “Accel Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Transactions” beginning on page 175, 220, 243, 248 and 315 of the Proxy Statement/Prospectus, respectively, are incorporated herein by reference.

Director Independence

At the closing of the Business Combination, the Board adopted NYSE listing standards to assess director independence. Messrs. Ruttenberg, Rotman and Peterson and Mses. Godsoe and Philips are independent pursuant to the NYSE listing rules.

Legal Proceedings

The information set forth in the section entitled “Business of Accel and Certain Information about Accel — Legal Proceedings” on page 241 of the Proxy Statement/Prospectus is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The information set forth in the section entitled “Price Range of Securities and Dividends — Pace” on page 323 of the Proxy Statement/Prospectus is incorporated herein by reference. Additional information regarding holders of the Company’s securities is set forth under “Description of Registrant’s Securities” below.

Following the consummation of the Business Combination, on November 21, 2019, the Class A-1 Shares and the New Pace Public Warrants were listed on the NYSE under the symbols “ACEL” and “ACELW,” respectively. The public units of Pace automatically separated into the component securities upon consummation of the Domestication and Business Combination and, as a result, no longer trade as a separate security.

Dividends of New Pace

New Pace has not paid any cash dividends on the New Pace Shares. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Board. However, we do not anticipate paying any dividends on the New Pace Shares for the foreseeable future.

Recent Sale of Unregistered Securities

On the Closing Date, Pace consummated the previously announced issuance and sale of 4,696,675 Class A-1 Shares for aggregate consideration of approximately $48 million in a private placement (the “PIPE Investment”) pursuant to Subscription Agreements, entered into on June 13, 2019, August 13, 2019 and October 31, 2019 (as further amended, or assigned, the “Subscription Agreements”) with certain qualified institutional buyers and accredited investors, including TPG Holdings III, L.P., an affiliate of Sponsor (“TPG Holdings,” and collectively, the “Investors”). TPG Holdings assigned a portion of its rights to purchase Class A-1 Shares in the PIPE Investment to certain employees of Pace. The proceeds from the PIPE Investment were used to fund a portion of the cash consideration required to effect the Business Combination. The offering of the Class A-1 Shares issued in the PIPE Investments was not registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. A description of the rights, preferences and privileges of the Class A-1 Shares is included in the Proxy Statement in the section entitled “Description of Pace Securities—Class A-1 Shares” beginning on page 275, which is incorporated herein by reference.

Description of Registrant’s Securities

The information set forth in the section entitled “Description of Pace Securities” beginning on page 275 of the Proxy Statement/Prospectus is incorporated herein by reference.

Indemnification of Directors and Officers

The information set forth in “The Business Combination — Certain Information Relating to Pace — Indemnification and Insurance Obligations of Pace Following the Business Combination” and “Comparison of Shareholder Rights” of the Proxy Statement/Prospectus on pages 144 and 308, respectively, are incorporated herein by reference.

Financial Statements, Supplementary Data and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference. The financial statements of Accel and Subsidiaries included in the Proxy Statement/Prospectus beginning on page F-35.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On the Closing Date, all of New Pace’s outstanding units separated into their component parts of one Public Share and one third of one warrant to purchase one Public Shares and the Public Shares, units and warrants to purchase Public Shares.

Item 3.02	Unregistered Sale of Equity Securities

The description of the PIPE Investment set forth in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference. The issuances of the Class A-1 Shares in the PIPE Investment were not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising.

Item 3.03	Material Modification to Rights of Security Holders

On the Closing Date, in connection with New Pace’s deregistration as an exempted company in the Cayman Islands and continuation and domestication as a corporation incorporated under the laws of the state of Delaware, New Pace filed a notice of de-registration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a Delaware certificate of incorporation (the “DE Certificate of Incorporation”) with the Secretary of State of the State of Delaware. On the Closing Date, following the filing of the DE Certificate of Incorporation, in connection with the consummation of the Business Combination, the DE Certificate of Incorporation and existing Bylaws of New Pace were amended and restated.

The foregoing description of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of New Pace does not purport to be complete and is qualified in its entirety by the terms of the DE Certificate of Incorporation, Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are attached hereto as Exhibit 3.1 Exhibits 3.2 and 3.3, respectively, and are incorporated herein by reference.

Item 5.01.	Changes in Control of Registrant.

The information set forth under “Introductory Note” and Item 2.01 in this Current Report on Form 8-K is incorporated herein by reference.

Following the Business Combination, Accel is a wholly-owned subsidiary of New Pace. The total consideration to acquire Accel was approximately $642 million. Such aggregate consideration consisted of cash and/or New Pace Shares. The sources of funds for the Business Combination include approximately $430 million from the Trust Account, approximately $48 million from the PIPE Investment, approximately $465 million of equity rollover from the Sellers and approximately $83 million of equity from the holders of the Founder Shares.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2019, Mr. Tamraz ceased to be the Executive Vice President of Corporate Development and Secretary, Mr. Davidson ceased to be the Chief Financial Officer and Mr. Peterson ceased to be the Chief Executive Officer and President of New Pace. Additionally on November 20, 2019, Messrs. Bonderman, Leat, Suss, Walsh and Youngblood ceased to be directors of New Pace.

On November 20, 2019, each of Messrs. A. Rubenstein, G. Rubenstein, Ruttenberg, Rotman and Peterson and Mses. Godsoe and Philips were appointed to serve as directors of New Pace effective immediately following the consummation of the Business Combination. Messrs. A. Rubenstein and Carroll were appointed to serve as Chief Executive Officer and President, and Chief Financial Officer, respectively . Biographical information with respect to such directors and executive officers is set forth in the section entitled “Management of Pace After the Business Combination” beginning on page 266 of the Proxy Statement/Prospectus and under “Directors and Executive Officers” in Item 2.01 of this Current Report on Form 8-K and is incorporated herein by reference.

The information set forth in the section entitled “Proposal No. 5 — The LTIP Proposal” beginning on page 330 of the Proxy Statement/Prospectus and under “Long Term Incentive Plan” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal year.

The disclosure set forth in Item 3.03 of this Current Report on Form 8-K is incorporated in this item 5.03 by reference.

Item 5.06.	Change in Shell Company Status.

As a result of the Business Combination, New Pace ceased being a shell company. The material terms of the Business Combination are described in the sections entitled “Questions and Answers about the Business Combination and the Extraordinary General Meeting,” “The Business Combination” and “Proposal No. 1 — The Business Combination Proposal” beginning on page 11, 117, 325 of the Proxy Statement/Prospectus, in the information set forth under “Introductory Note” and in the information set forth under Item 2.01 in this Current Report on Form 8-K, each of which is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

On November 20, 2019, New Pace issued a press release announcing the consummation of the Business Combination. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.4 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information under this Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statement and Exhibits.

(a) Financial statements of businesses acquired

The information set forth in Exhibit 99.1 to this Current Report on Form 8-K, the unaudited financial statements of Accel and Subsidiaries for the nine months ended September 30, 2019 and September 30, 2018, is incorporated herein by reference.

The information set forth in Exhibit 99.2 to this Current Report on Form 8-K, the audited financial statements of Accel and Subsidiaries for the two years ended December 31, 2018 and 2017, is incorporated herein by reference.

(b) Pro Forma Financial Information

The information set forth in Exhibit 99.3 to this Current Report on Form 8-K, which includes the unaudited pro forma condensed combined financial information of New Pace for the year ended December 31, 2018 and for and as of the nine months ended September 30, 2019, is incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Exhibit

2.1	Transaction Agreement, dated as of June 13, 2019, by and among TPG Pace Holdings Corp., the Sellers, David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein) as Shareholder Representatives (incorporated by reference to Pace’s current report on Form 8-K dated June 13, 2019).

2.2*	Amendment No. 1 to Transaction Agreement, dated as of July 22, 2019, by and among TPG Pace Holdings Corp., the Sellers, David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein) as Shareholder Representatives.

2.3*	Amendment No. 2 to Transaction Agreement, dated as of October 3, 2019, by and among TPG Pace Holdings Corp., the Sellers, David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein) as Shareholder Representatives.

3.1*	Delaware Certificate of Incorporation of TPG Pace Holdings Corp.

3.2*	Amended and Restated Certificate of Incorporation of TPG Pace Holdings Corp.

3.3*	Amended and Restated Bylaws of TPG Pace Holdings Corp.

10.1*	Accel Entertainment, Inc. Long Term Incentive Plan

10.2*	Restricted Stock Agreement, dated as of November 20, 2019

10.3*	New Pace Warrant Agreement, dated as of November 20, 2019

10.4*	Registration Rights Agreement, dated as of November 20, 2019

10.5*	Indemnity Agreement

10.6*+	Membership Interest Purchase Agreement, by and among GRE-Illinois, LLC, Great River Entertainment, LLC, Grand River Jackpot, LLC and Accel Entertainment Gaming, LLC, dated as of August 26, 2019

99.1*	Unaudited financial statements of Accel and Subsidiaries for the nine months ended September 30, 2019 and September 30, 2018

99.2	Audited financial statements of Accel and Subsidiaries for the two years ended December 31, 2018 and 2017 (incorporated by reference to Pace’s definitive proxy statement filed with the SEC on October 30, 2019)

99.3*	Unaudited pro forma condensed combined financial information of Accel Entertainment, Inc. for the year ended December 31, 2018 and as of the nine months ended September 30, 2019.

99.4*	Press release, dated as of November 20, 2019.

*	Filed herewith.
+	Certain information has been excluded from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCEL ENTERTAINMENT, INC.

By:	/s/ Andrew Rubenstein
Andrew Rubenstein Chief Executive Officer

Date: November 25, 2019